Exhibit 10.2
Execution Version
ASSET PURCHASE AGREEMENT
BY AND AMONG
THE POTOMAC EDISON COMPANY,
AND
SHENANDOAH VALLEY ELECTRIC COOPERATIVE
DATED AS OF MAY 4, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
1.1 Definitions; Principles of Construction	2

ARTICLE II PURCHASE AND SALE	2
2.1 Acquired Assets	2
2.2 Excluded Assets	4
2.3 Assumed Obligations	6
2.4 Retained Obligations	7
2.5 Assignment of Equipment Leases	8
2.6 VA Distribution Business; Inventory	9

ARTICLE III PURCHASE PRICE	9
3.1 Purchase Price	9
3.2 Post-Closing True-Up	10
3.3 Allocation of Final Purchase Price	12

ARTICLE IV THE CLOSING	13
4.1 Time and Place of Closing	13
4.2 Payment of Closing Payment	13
4.3 Deliveries by Seller	13
4.4 Deliveries by Buyer	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER	14
5.1 Organization; Power and Authority	14
5.2 Authority	14
5.3 Consents and Approvals; No Violation	15
5.4 Company Reports	15
5.5 2008 Statement	16
5.6 Undisclosed Liabilities	17
5.7 Absence of Certain Changes or Events	17
5.8 Title and Related Matters	17
5.9 Insurance	18
5.10 Environmental, Health and Safety Matters	18
5.11 Regulation as a Utility	19
5.12 Labor and Employment Matters	19
5.13 Employee Benefit Plans	20
5.14 Contracts	20
5.15 Legal Proceedings, Etc	22
5.16 Compliance with Permits and Laws	22
5.17 Tax Matters	22
5.18 Related Party Matters	23
5.19 Intellectual Property	23
5.20 Fees and Commissions	23
5.21 Disclaimers	23
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5.22 Acknowledgement	24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	24
6.1 Power and Authority	24
6.2 Authority	24
6.3 Consents and Approvals; No Violation	25
6.4 Availability of Funds	25
6.5 Litigation; Regulatory Approvals	26
6.6 Qualified Buyer	26
6.7 WARN Act	26
6.8 Fees and Commissions	26
6.9 Inspections	26

ARTICLE VII COVENANTS OF THE PARTIES	26
7.1 Conduct of Business Prior to the Closing	26
7.2 Access to Information	29
7.3 Consents and Approvals	30
7.4 Further Assurances	32
7.5 Public Statements	34
7.6 Expenses	34
7.7 Tax Matters	34
7.8 Employees	36
7.9 Name of the Transferred Business After the Effective Time	38
7.10 Insurance	39
7.11 Certain Notices; Information	39
7.12 Shared Locations and Equipment	39
7.13 Virginia Settlement	40
7.14 Communication Facilities	40
7.15 Transmission Agreements	41
7.16 Easements; Underbuild; Transmission Lines	41
7.17 Surveys and Title Insurance	42
7.18 Communication with Customers	42
7.19 PCBs	42
7.20 Sister Purchase Agreement	42
7.21 Customer Migration	43
7.22 Interchange Agreement	43
7.23 Power Purchase Agreements	43
7.24 Borderline Operational Matters	43
7.25 West Virginia Assets	43

ARTICLE VIII CONDITIONS	44
8.1 Conditions to Each Party’s Obligations to Effect the Transactions	44
8.2 Conditions to Obligations of Buyer	44
8.3 Conditions to Obligations of Seller	45

ARTICLE IX SURVIVAL; INDEMNIFICATION	46
9.1 Survival of Representations and Warranties	46
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9.2 Indemnification	46
9.3 Defense of Claims	48

ARTICLE X TERMINATION AND ABANDONMENT	49
10.1 Termination	49
10.2 Procedure and Effect of Termination	51

ARTICLE XI MISCELLANEOUS PROVISIONS	51
11.1 Amendment and Modification	51
11.2 Waiver of Compliance; Consents	51
11.3 Notices	51
11.4 Assignment	53
11.5 Rights Under This Agreement; No Third Party Beneficiaries	53
11.6 Governing Law	53
11.7 Counterparts	53
11.8 Interpretation; Construction	53
11.9 Schedules and Exhibits	53
11.10 Entire Agreement	54
11.11 Waiver of Jury Trial	54
11.12 Submission to Jurisdiction	54
11.13 Arbitration	54
11.14 Certain Remedies	55

Annex A	Transferred Territory

Exhibits:
Exhibit A	Definitions
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of FIRPTA Affidavit
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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT, dated as of May 4, 2009 (this “Agreement”), is made by and among The Potomac Edison Company, a Virginia and Maryland corporation (“Seller”), and Shenandoah Valley Electric Cooperative (“SVEC”), a Virginia utility consumer services cooperative (“Buyer”).
     A. Seller is engaged in the business of distributing electric power for retail and wholesale customers, providing electric generation service to retail customers, providing related services and products and engaging in related activities in the Commonwealth of Virginia (the “VA Distribution Business”).
     B. Seller desires to sell and assign, and Buyer desires to purchase and assume, certain assets and liabilities associated with the portion of Seller’s VA Distribution Business in the exclusive service territory described in Annex A hereto, as further set forth and subject to the terms and conditions herein. The Acquired Assets (as defined herein) and the Assumed Obligations (as defined herein) are collectively referred to herein as the “Transferred Business.” The service territory described in Annex A allocated to Buyer is referred to herein as the “Transferred Territory.”
     C. Concurrently herewith, Seller is entering into an asset purchase agreement with Rappahannock Electric Cooperative (“REC”) pursuant to which Seller is agreeing to sell and assign, and REC is agreeing to purchase and assume, certain assets and liabilities associated with the portion of Seller’s VA Distribution Business in the exclusive service territory described in Annex A hereto allocated to REC. Such agreement between Seller and REC is referred to herein as the “Sister Purchase Agreement” and the assets to be sold and liabilities to be assumed pursuant to such agreement are referred to herein as the “Sister Business.” The service territories described in Annex A are intended to include all of Seller’s distribution service territory and distribution customers in the Commonwealth of Virginia (with certain exceptions expressly noted in Section 2.2).
     D. In connection with the transactions contemplated by this Agreement and the Sister Purchase Agreement, Seller wishes to assign all of its right and obligations under the Power Purchase Agreements (as defined herein) from and after the Effective Time (as defined herein); it is contemplated that the Power Purchase Agreements will be assigned to and assumed by Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (“ODEC”), with whom Buyer has a full requirements power supply agreement; should ODEC not accept such assignment and assumption then Buyer, together with REC, as buyer under the Sister Purchase Agreement, wish to assume such Power Purchase Agreements from and after the Effective Time.
     E. Buyer acknowledges that it is Seller’s intention to exit the VA Distribution Business in its entirety pursuant to the consummation of the transactions contemplated hereby and in the Sister Purchase Agreement and the assignment of the Power Purchase Agreements, and that except as otherwise expressly contemplated herein or in the Sister Purchase Agreement, such transactions are intended to be consummated simultaneously.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions; Principles of Construction. Defined terms used in this Agreement have the meanings specified in this Agreement or in Exhibit A. In construing this Agreement, together with the Schedules, Exhibits and Annexes, the principles of construction set forth in Exhibit A shall apply.
ARTICLE II
PURCHASE AND SALE
     2.1 Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of all Encumbrances except for Permitted Encumbrances, all of Seller’s right, title and interest in and to the assets used by Seller to carry out its VA Distribution Business in the Transferred Territory as of the Effective Time, except for the assets expressly excluded below or excluded in Section 2.2, including the assets more specifically described below and added after the date hereof pursuant to Section 2.6 (collectively, the “Acquired Assets”):
          (a) the real property described on Schedule 2.1(a) (including the control buildings and the other buildings and related improvements located thereon) (collectively, the “Owned Real Property”);
          (b) all of Seller’s Easements in the Transferred Territory that are primarily related to the VA Distribution Business, including the easements listed on Schedule 2.1(b) (including the control buildings and the other buildings and related improvements located thereon) (collectively, the “Transferred Easements”);
          (c) all of the substations, control buildings, service centers and other buildings, fixtures and improvements located on the Owned Real Property or a Transferred Easement, unless such substation, building, fixture or improvement is (i) used in both Seller’s VA Distribution Business and Seller’s transmission business (a “Shared Location”) and (ii) included on Schedule 2.2(a); Schedule 2.1(c)(1) lists all of the service centers and substations in the Transferred Territory, whether located on Owned Real Property or a Transferred Easement, that are used only in the VA Distribution Business; Schedule 2.1(c)(2) lists all of the Shared Locations in the Transferred Territory;
          (d) the Distribution Facilities;
          (e) Buyer’s Shared Equipment;

          (f) all Inventories, but excluding those Inventories not located at a facility listed on Schedule 2.1(c)(1) or 2.1(c)(2) or deemed to be included as an Acquired Asset pursuant to Section 2.6(c) hereof;
          (g) except for the Excluded Tangible Personal Property, all other machinery (mobile or otherwise), equipment (including computer and office equipment), tools, furniture and furnishings and other personal property that, in each case, are not classified as inventory under GAAP and that are owned by Seller and used or held for use by Seller primarily in the VA Distribution Business in the Transferred Territory (the “Tangible Personal Property”), provided, that with respect to vehicles and trailers owned by Seller, the Acquired Assets will only include those vehicles and trailers set forth on Schedule 2.1(g);
          (h) subject to Section 2.5, all rights of Seller as lessee under the leases set forth on Schedule 2.1(h) (the “Equipment Leases”) to the extent relating to equipment or vehicles primarily related to the VA Distribution Business in the Transferred Territory; provided, that with respect to vehicles and trailers subject to an Equipment Lease, only those vehicles and trailers set forth on Schedule 2.1(h);
          (i) all Contracts in effect as of the date of this Agreement that relate primarily to the VA Distribution Business in the Transferred Territory, including operating agreements, franchise agreements, customer contracts, electrical service agreements, interconnect agreements, interchange agreements, borderline agreements, encroachment agreements, pole-attachment agreements, joint-use agreements, and including any Contracts that relate primarily to the VA Distribution Business in the Transferred Territory that are entered into by Seller after the date of this Agreement in accordance with the terms of Section 7.1, but not including the Power Purchase Agreements except as otherwise provided in Section 7.23 (collectively, the “Transferred Contracts”);
          (j) all customer lists and customer information databases (including customer load data); vendor lists; operational and performance data for the Acquired Assets, GIS information, books and records; meter reading and service data; operating, safety and maintenance records; warranty information; engineering designs, plans, blueprints and as-built plans and specifications and procedures; system drawings; ledgers, files, documents, studies, reports, creative materials, advertising and promotional materials, and other written, printed or electronic materials, in each case, to the extent primarily related to the VA Distribution Business in the Transferred Territory and in Seller’s possession or in the possession of any third parties within Seller’s reasonable control or influence;
          (k) all Permits of Seller, including Transferable Permits, that relate primarily to the VA Distribution Business in the Transferred Territory;
          (l) all unexpired warranties relating to the Acquired Assets;
          (m) all Accounts Receivable and Unbilled Revenue, together with all rights to enforce, execute on or collect the same, and all rights relating to the Customer Deposits (but not the cash related to such deposits);

          (n) all claims, causes of action, rights of recovery, rights of set off and rights of recoupment of Seller against third parties to the extent relating to the Assumed Obligations;
          (o) all Intellectual Property described in Schedule 2.1(o) (the “Acquired Intellectual Property”);
          (p) rights to CRRs to which Seller is entitled as an LSE for the Transferred Territory pursuant to the PJM Agreements, including (i) all Auction Revenue Rights to which Seller is entitled that are allocable to the Transferred Territory and (ii) all Financial Transmission Rights to which Seller is entitled that are allocable to the Transferred Territory based on the Transferred Territory’s load ratio share of the peak load of Allegheny’s PJM Load Zone pursuant to the PJM Agreements, except to the extent such rights have been assigned by Seller pursuant to the Power Purchase Agreements;
          (q) rights to serve the existing certified service territory of Seller in the portion of the Commonwealth of Virginia described in Annex A hereto;
          (r) the Transferring Employee Records, to the extent permitted by Law;
          (s) the assets deemed to be Acquired Assets pursuant to Sections 2.5 or 2.6;
          (t) all carbon credits and renewable energy attributes, including renewable energy credits, green tags, carbon emissions reductions and similar attributes, if any, to the extent primarily related to the VA Distribution Business in the Transferred Territory; and
          (u) the rights and obligations related to Regulatory Assets.
     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a transfer to Buyer, or will be construed as conferring on Buyer, and Buyer will not acquire, any right, title or interest in or to any of the following (collectively, the “Excluded Assets”):
          (a) the real property described on Schedule 2.2(a) (collectively, the “Excluded Real Property”);
          (b) (i) all of Seller’s easements in the Transferred Territory that are not primarily related to the VA Distribution Business, and (ii) all of Seller’s easements that are described on Schedule 2.2(b) (collectively, the “Excluded Easements”);
          (c) the Transmission Facilities;
          (d) items of Inventory excluded from the definition of Acquired Assets pursuant to Section 2.1(f);
          (e) all other machinery (mobile or otherwise), equipment (including computer and office equipment), tools, furniture and furnishings and other personal property that, in each case, are not classified as inventory under GAAP and are not owned by Seller or used or held for use by Seller primarily in the VA Distribution Business in the Transferred Territory and any vehicles or trailers owned by Seller that are not set forth on Schedule 2.1(g);

          (f) the Equipment Leases and all other Contracts that would be Transferred Contracts but for the fact that they relate primarily to assets or operations located outside the Transferred Territory or to assets or operations other than the VA Distribution Business (the “Shared Contracts”) and all other Contracts that are not Transferred Contracts;
          (g) Permits of Seller that are not primarily related to the VA Distributions Business in the Transferred Territory;
          (h) any other asset of Seller that is not primarily used by Seller in the VA Distribution Business in the Transferred Territory;
          (i) cash and cash equivalents, including cash held pursuant to money pool arrangements, and all other Current Assets of Seller except as provided in Section 2.1(f), (g), (m) or (s), ;
          (j) all Intellectual Property other than the Intellectual Property described on Schedule 2.1(o) (the “Retained Intellectual Property”); subject to Buyer’s rights as provided in Section 7.9;
          (k) the property and equipment described on Schedule 2.2(k) plus any vehicles and trailers owned by Seller that are not listed on Schedule 2.1(g) (collectively, the “Excluded Tangible Personal Property”);
          (l) Seller’s Shared Equipment;
          (m) subject to Section 2.5, any rights under an Equipment Lease or related equipment or vehicles that Seller is not permitted to assign at Closing;
          (n) all assets disposed of by Seller after the date of this Agreement, to the extent this Agreement does not prohibit the disposition;
          (o) all personnel records of Seller and its Affiliates relating to their employees other than Transferring Employee Records and other records that are required to be disclosed by applicable Laws, subpoena or legal or regulatory process;
          (p) except for the assignment and assumption of any Power Purchase Agreement otherwise contemplated hereby, all intercompany agreements between Seller and an Affiliate of Seller, and all accounts owing by and among Seller and any of its Affiliates, whether or not any such intercompany agreement or account relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;
          (q) subject to Section 7.7, all rights to refunds of Taxes with respect to the VA Distribution Business or the Acquired Assets attributable to taxable periods, or portions thereof, ending prior to or as of the Effective Time, and any rights to refunds of Taxes with respect to any other assets, properties or operations of Seller or any of its Affiliates;

          (r) subject to Section 2.1(n), all claims, causes of action, rights of recovery, rights of set off and rights of recoupment of Seller against third parties relating to the VA Distribution Business in the Transferred Territory prior to the Effective Time;
          (s) subject to Section 2.1(n), all insurance policies, bonds, letters of credit or similar items, and any cash surrender value in regard thereto, including deposits made by Seller with regard to workers’ compensation coverage, and any and all claims related to any of the foregoing;
          (t) all assets attributable to or related to Benefit Plans;
          (u) the Collective Bargaining Agreement;
          (v) subject to Section 7.23, all power purchase or supply agreements, transmission service agreements, power, fuel or commodity hedging or derivative or forward purchase agreements, and any other agreements not primarily related to the construction, ownership, operation or maintenance of the Acquired Assets; and
          (w) the real and personal property subject to the sale to the Town of Front Royal, Virginia pursuant to that certain ordinance of the town council of the Town of Front Royal, Virginia, dated January 12, 2009.
     2.3 Assumed Obligations. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume and agree to discharge, without recourse to Seller, all of the following Liabilities of Seller arising on or after the Effective Time (except as provided in clause (e) below) (the “Assumed Obligations”):
          (a) all Liabilities arising on or after the Effective Time (other than Taxes payable by Seller as a result of the consummation of the transactions contemplated hereby) arising out of or related to the ownership or operation of the Acquired Assets, and all Liabilities arising on or after the Effective Time relating to or arising under any tariffs to which the Transferred Business is subject, including tariffs being reviewed or processed by the applicable Governmental Entity, subject to the terms and conditions of each;
          (b) all Liabilities to the extent arising out of or related to the Transferred Business or the ownership or operation of the Acquired Assets in respect of Taxes attributable to taxable periods, or portions thereof, on or after the Effective Time;
          (c) all Liabilities relating to the Regulatory Liabilities;
          (d) except as provided in Section 7.8, all Liabilities (i) arising on or after the applicable Hire Date with respect to Transferring Employees, or (ii) arising on or after the Effective Time with respect to workers’ compensation claims of the Transferring Employees;
          (e) all Liabilities relating to the Remediation of Hazardous Substances at, on or from any Site associated with the ownership, construction, operation, maintenance or retirement of the Acquired Assets at any time before or after the Effective Time, and all

Liabilities relating to compliance with all Environmental Laws and other Laws, on and after the Effective Time, except in each case Retained Obligations and subject to Section 2.4(j);
          (f) all Liabilities relating to unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and all other capital expenditure projects and obligations, in each case specifically related to the Acquired Assets and outstanding at the Effective Time;
          (g) all Liabilities related to Customer Deposits and unearned pole attachment rental revenue for the Transferred Territory;
          (h) all Liabilities classified as a cost of removal obligations or similar obligations related to the removal, abandonment, or retirement of assets associated with the VA Distribution Business in the Transferred Territory; and
          (i) all of Seller’s obligations to provide electric service in the Transferred Territory.
     2.4 Retained Obligations. Notwithstanding anything to the contrary in this Agreement, Buyer will not assume or be obligated to pay, perform or otherwise discharge liabilities or obligations of Seller or any of its Affiliates not expressly referenced in Section 2.3 (collectively, the “Retained Obligations”), including:
          (a) all Liabilities of Seller to the extent arising out of or related to the Excluded Assets;
          (b) all Tax Liabilities to the extent arising out of or related to the ownership or operation of Acquired Assets or the operations of the Transferred Business attributable to taxable periods, or portions thereof, ending prior to the Effective Time;
          (c) all Liabilities with respect to current and former employees of Seller other than the liabilities and obligations assumed by Buyer and its Affiliates as provided in Section 2.3(d) and in Section 7.8 with respect to the Transferring Employees;
          (d) any obligations to provide continuation coverage under COBRA (and notice of the right to elect such coverage) to Transferring Employees, Employees associated with the Acquired Assets or the Transferred Business who do not become Transferring Employees (and their dependents or former dependents), and former dependents of Transferring Employees who became eligible for continuation coverage under COBRA on account of a “qualifying event” (as defined under COBRA) occurring prior to the Effective Time;
          (e) all Liabilities of Seller, any Seller Subsidiary or any ERISA Affiliate of Seller relating to any Benefit Plan or Benefit Arrangements other than the liabilities and obligations assumed by Buyer and its Affiliates as provided in Section 7.8 with respect to the Transferring Employees;

          (f) all Liabilities (including Encumbrances) of Seller with respect to the mortgage bonds and any other existing indebtedness for money borrowed by Seller (including items due to Seller’s Affiliates), including indebtedness described on Schedule 2.4(f) and including any indebtedness for money borrowed by Seller on or after the date hereof;
          (g) Current Liabilities as of the Effective Time except as provided in Section 2.3(c), (e), (f), (g) or (h);
          (h) any fines or penalties imposed by any Governmental Entity resulting from any violation of Permits or Law by Seller that occurred prior to the Effective Time;
          (i) all Liabilities that relate to Seller’s breach of a representation or warranty or other provision of, or a failure to perform any obligation under, any Transferred Contract or Shared Contract, or any such event which with the passing of time or the giving of notice, would constitute such breach or failure, in each case that occurred prior to the Effective Time; and
          (j) any Liabilities to the extent attributable to or resulting from the disposal or other Release of or exposure to Hazardous Substances associated with the Acquired Assets or any Site at any Off-Site Location prior to the Effective Time, but excluding any migration or other Release of Hazardous Substances from any Site onto adjacent or nearby properties.
     2.5 Assignment of Equipment Leases. To the extent requested by Buyer, Seller will use its commercially reasonable efforts to assign to Buyer at the Closing Seller’s rights under the Equipment Leases, including seeking to obtain any required consents to such assignments from the lessor(s) to such Equipment Leases with respect to the equipment covered by such leases and used or held by used in the Transferred Territory. In the event Seller is unable to assign any such rights under the Equipment Leases (or the portion thereof relating to the Transferred Business) as of the Closing as a result of the failure to obtain any consent of any lessor under such Equipment Lease, it will notify Buyer promptly that it will not be able to assign such Equipment Lease (or such portion thereof) to Buyer at the Closing. From and after receipt of such notice, Buyer may renegotiate the Equipment Leases as leases of Buyer on terms and conditions (including with respect to costs and expenses with respect to such Equipment Leases) substantially similar to the terms and conditions contained in the Equipment Leases (or the portion thereof relating to the Transferred Business). In the event that both (A) Seller is unable to assign any Equipment Lease (or the portion thereof relating to the Transferred Business) to Buyer at the Closing and (B) Buyer is unable to renegotiate any Equipment Lease as a lease of Buyer on terms and conditions satisfactory to it, then Seller will, if requested by Buyer, exercise any “buy-out” rights contained in such Equipment Leases, such that Seller will acquire the personal property, equipment or vehicles underlying such Equipment Lease to the extent relating to the Transferred Business (a “Seller Lease Buy-Out”). Any Seller Lease Buy-Out consummated by Seller pursuant to this Section 2.5 will be at the sole cost and expense of Buyer, and any personal property, equipment or vehicles acquired by Seller upon the exercise of a Seller Lease Buy-Out will be transferred to Buyer at the Closing for no additional consideration. Any personal property, equipment or vehicles transferred to Buyer pursuant to this Section 2.5 will be deemed an “Acquired Asset” for all purposes under this Agreement.

     2.6 VA Distribution Business; Inventory.
          (a) Prior to Closing, Buyer and Seller agree to work together in good faith to separate the buildings, improvements, fixtures and other equipment at the Shared Locations based on the intention of the parties expressed in this Agreement and Good Utility Practices. The Assignment and Assumption Agreement to be entered into at Closing may further define the separation of assets at the Shared Locations. Notwithstanding anything to the contrary in this Agreement, assets identified as Distribution Facilities on such Assignment and Assumption Agreement shall be deemed to be Distribution Facilities for all purposes of this Agreement, and assets identified as Transmission Facilities on such Assignment and Assumption Agreement shall be deemed to be Transmission Facilities for purposes of this Agreement.
          (b) Buyer and Seller acknowledge that this Agreement reflects a division of Seller’s VA Distribution Business between Buyer and REC pursuant to the Sister Purchase Agreement. The division of Seller’s VA Distribution Business has been agreed between Buyer and REC and generally is based on the division of circuits reflected on Annex A hereto. Seller has undertaken in good faith to reflect such division in the terms of, and schedules and exhibits to, this Agreement and the Sister Purchase Agreement. Buyer and Seller acknowledge and agree that prior to Closing Buyer may request certain revisions to or clarifications of such divisions (which revisions or clarifications also will require the agreement of the buyer to the Sister Purchase Agreement) and Seller agrees to cooperate with Buyer and REC in regards thereto and to enter into amendments hereto to further reflect such division as may be reasonably requested by Buyer and REC.
          (c) Buyer may request, no later than sixty (60) days prior to the expected Closing Date, that Seller add certain materials or supplies to Inventory at a service center or substation so that such materials or supplies shall be included as Acquired Assets, and Seller will use its commercially reasonable efforts to the extent it has available such materials in supplies to meet Buyer’s reasonable requests relating thereto, including Buyer’s specifications for such materials and supplies. Inventory moved prior to the Effective Time to a service center or substation at Buyer’s request pursuant to this Section 2.6(c) shall be deemed an Acquired Asset.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price.
          (a) In consideration of the sale, assignment, conveyance, transfer and delivery to Buyer of the right, title and interest as of the Effective Time of Seller in the Acquired Assets, Buyer will (i) pay to Seller at Closing an aggregate amount equal to the Closing Payment and (ii) assume, as of the Effective Time, the Assumed Obligations.
          (b) Not less than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a certificate (the “Purchase Price Certificate”) of an authorized officer of Seller setting forth (i) Seller’s best good faith estimate of the Net Book Value of the Acquired Assets (the “Estimated NBV”), Customer Deposits and the Designated Assets Value, all as of the Effective Time, and (ii) the amount of the Closing Payment. The Purchase Price

Certificate shall be prepared on the same basis and in the same format as the 2008 Statement will be presented on Schedule 5.5. As used herein, the term “Closing Payment” means the sum of (i) the Estimated NBV multiplied by 1.65, plus (ii) the estimated Designated Assets Value, less (iii) the estimated Customer Deposits, all as of the Effective Time.
          (c) From and after the delivery of the Purchase Price Certificate until the Closing, Buyer will be permitted to review Seller’s working papers relating to the preparation of the Purchase Price Certificate, and Seller will provide Buyer with reasonable access to the persons involved in preparing or reviewing the Purchase Price Certificate. The purpose of such review will be to allow Buyer to review changes to the Net Book Value of the Acquired Assets, the Designated Assets Value and Customer Deposits from December 31, 2008 to the Effective Time.
     3.2 Post-Closing True-Up.
          (a) Seller will deliver, no later than sixty (60) days after the Effective Time, Seller’s determination of the Net Book Value of the Acquired Assets, Customer Deposits and Designated Assets Value, all as of the Effective Time and taking into account any Correction Adjustments (the “Closing Statement”). The Closing Statement shall be prepared on the same basis as the 2008 Statement to be presented on Schedule 5.5 and at the level of detail as set forth on and consistent with Schedule 3.2(a). Buyer will reasonably cooperate with Seller in connection with the preparation of the Closing Statement and related information, and will provide to Seller reasonable access to such books, records, personnel and other information as may be reasonably requested from time to time.
          (b) Buyer may dispute the Closing Statement or any item set forth thereon; provided, however, that Buyer will notify Seller in writing of any disputed item, and the basis of such dispute, within thirty (30) days of Buyer’s receipt of the Closing Statement (the “Closing Statement Review Period”); and provided, further, that Buyer’s dispute of any item set forth on the Closing Statement shall be limited to (i) changes in the Net Book Value of the Acquired Assets, Customer Deposits or the Designated Assets Value between December 31, 2008 as set forth in the 2008 Statement and the Effective Time and (ii) the Correction Adjustments. During the Closing Statement Review Period, Buyer may review Seller’s working papers and other information reasonably requested relating to the Closing Statement, and Seller will provide Buyer with reasonable access to persons involved in preparing or reviewing the Closing Statement. In the event of a dispute with respect to any part of the Closing Statement, Buyer and Seller will use reasonable efforts to reconcile their differences. If Buyer and Seller are unable to reach a resolution of such differences within thirty (30) days of receipt of Buyer’s written notice of dispute to Seller, Buyer and Seller will submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to issue a report, to be delivered to Buyer and Seller within thirty (30) days of submission of the amounts remaining in dispute to the Independent Accounting Firm, stating its determinations and resolutions regarding the amounts disputed, with such report being final, binding and conclusive on the parties hereto with respect to the amounts disputed (such determination, an “Independent Accounting Firm Closing Statement Determination”). Seller and Buyer will each make available to the Independent Accounting Firm all work papers, books and records relating to the

Transferred Business to the extent relevant to the determination of amounts set forth on the Closing Statement.
          The Independent Accounting Firm shall, within five (5) Business Days of its agreement to resolve the disputed items submitted to it, provide to Buyer and Seller the names and resumes of at least three partners of the Independent Accounting Firm (which resumes shall include a description of each such individual’s substantial experience in the preparation and audit of financial statements of corporations engaged in businesses similar to the Transferred Business and a disclosure of each such individual’s existing or prior business and/or personal relationships (if any) with Buyer, Seller or any employees or counsel of any such Person) who are willing to serve as the individual responsible for determining and resolving the matters submitted by Buyer and Seller to the Independent Accounting Firm (such person, the “Independent Accounting Firm Partner”). If, on or before the third Business Day after their receipt of the information called for by the preceding sentence, Buyer and Seller have been unable after good faith negotiation to agree upon and select one of the individuals so identified to act as the Independent Accounting Firm Partner, then Buyer and Seller shall each have the right on or before the fifth Business Day after their receipt of such information to deliver to the Independent Accounting Firm a confidential communication striking any or all of the individuals previously identified as a potential Independent Accounting Firm Partner as to whom an existing business and/or personal relationship was disclosed pursuant to the preceding sentence, and/or striking no more than one of the other individuals previously identified as a potential Independent Accounting Firm Partner. The Independent Accounting Firm shall then proceed to select the Independent Accounting Firm Partner from among the previously identified individuals who have not been stricken from consideration; if all such previously identified individuals are so stricken, the Independent Accounting Firm shall designate at least three additional partners who are eligible to serve as the Independent Accounting Firm Partner and the forgoing selection procedure shall be repeated until an Independent Accounting Firm Partner is selected.
          (c) The Closing Statement and the Net Book Value of the Acquired Assets or amount of Customer Deposits or the Designated Assets Value set forth thereon will be adjusted (including with respect to Correction Adjustments) (i) in accordance with any amount mutually agreed to in writing by Seller and Buyer with respect to any item set forth on the Closing Statement, and (ii) in accordance with any Independent Accounting Firm Closing Statement Determination. As used herein, the term “Final NBV” means, as applicable, (x) the Net Book Value of the Acquired Assets set forth on the Closing Statement, as so adjusted pursuant to either clause (i) and/or (ii) of the immediately preceding sentence, as applicable, or (y) if Buyer fails to dispute in writing the Net Book Value of the Acquired Assets, the Designated Assets Value, or the Customer Deposits (including the Correction Adjustments related thereto) set forth on the Closing Statement within the Closing Statement Review Period, the computation of such Net Book Value of the Acquired Assets set forth on the Closing Statement. The fees and disbursements of the Independent Accounting Firm with respect to this Section 3.2 will be allocated between Buyer and Seller so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such disputed amounts so submitted by Buyer to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm or mutually agreed by the parties) bears to the total amount of all disputed amounts so submitted by Buyer to the Independent Accounting Firm.

          (d) Upon final determination of the Final NBV, the Designated Assets Value, and Customer Deposits (including the Correction Adjustments related thereto), all as of the Effective Time in accordance with Section 3.2(c), Buyer or Seller, as applicable, shall pay to the other no later than five (5) days following the final determination thereof by wire transfer of immediately available funds to an account designated by the party to receive funds, as applicable, the amount that (i)(A) the sum of the Estimated NBV multiplied by 1.65, plus (B) the estimated Designated Assets Value, less (C) the estimated Customer Deposits, is greater or less than (ii)(A) the Final NBV multiplied by 1.65, plus (B) the Designated Assets Value as of the Effective Time, less (C) the Customer Deposits as of the Effective Time.
          (e) Except as otherwise provided in this Agreement, items relating to the ownership, lease, maintenance or operation of the Transferred Business attributable to a period commencing prior to the Effective Time and terminating on or after the Effective Time, including personal property or real estate taxes, utilities, rents (including poll attachment rental revenue but excluding Income Taxes), shall be prorated based on the same units used to compute the item in question, and otherwise measured by calendar days.
          (f) Any amount paid under Section 3.2(d) will be paid with interest for the period beginning on the Closing Date and ending on the day preceding the date of payment, calculated at the U.S. prime rate as in effect on the Closing Date as published in the Wall Street Journal, Eastern Edition (the “Applicable Rate”) and will, to the maximum extent allowed by applicable Laws, constitute an adjustment to the Final Purchase Price.
     3.3 Allocation of Final Purchase Price. Buyer and Seller agree that the Final Purchase Price shall be allocated among the Acquired Assets, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, as set forth on Schedule 3.3 (the “Allocation”). Seller shall prepare a post-Closing allocation (“Post-Closing Allocation”) taking into account any post-Closing adjustment to the Final Purchase Price pursuant to Section 3.2 and consistent with the methods and allocations used in the Allocation within thirty (30) days following any adjustment to the Final Purchase Price pursuant to Section 3.2 and shall deliver such proposed Post-Closing Allocation to Buyer for Buyer’s review and comment. If Buyer does not object in writing to the proposed Post-Closing Allocation, it shall be deemed to be accepted by Buyer as proposed by Seller. If Buyer objects to the Post-Closing Allocation, Buyer shall provide Seller written reasons for Buyer’s objection(s) with thirty (30) days following delivery of the proposed Post-Closing Allocation. Buyer and Seller shall use their commercially reasonable efforts to agree upon such Post-Closing Allocation. If agreement cannot be reached within twenty (20) days of the Buyer’s receipt of Seller’s written objections, the parties shall submit the disagreement to an Independent Accounting Firm Partner selected pursuant to the procedures outlined in Section 3.2(b) who shall determine and resolve the matter by issuing a report, to be delivered to Buyer and Seller within thirty (30) days of submission of the disagreement to the Independent Accounting Firm, stating its determinations and resolutions regarding the disagreement, with such report being final, binding and conclusive on the parties hereto with respect to the amounts disputed. Buyer and Seller shall (i) file Internal Revenue Service Form 8594 and all federal, state and local Tax Returns, in accordance with such agreed allocation, and (ii) report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the final allocation of the Final Purchase Price (as the same may be adjusted) pursuant to this Section 3.3. Buyer and Seller shall provide the other promptly with any other information reasonably required to complete Form 8594. Pursuant to the provisions of Section 7.7, Buyer and Seller will notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Final Purchase Price (as the same may be adjusted).
ARTICLE IV
THE CLOSING
     4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in Article VIII of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P., 1455 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on the last Business Day of the full calendar month in which all of the conditions contained in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver at the Closing of such conditions), or at such other place or time as the parties may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” The transactions contemplated hereby shall be effective at 12:00:00 a.m., Eastern Prevailing Time, on the first calendar day of the month following the date on which the Closing Date occurs (the “Effective Time”). Risk of loss with respect to the Acquired Assets shall transfer to Buyer at the Effective Time.
     4.2 Payment of Closing Payment. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, Buyer will pay to Seller at the Closing an aggregate amount in United States dollars equal to the Closing Payment as set forth in the Purchase Price Certificate by wire transfer of immediately available funds to an account designated by Seller to Buyer at least two (2) Business Days prior to the Closing Date.
     4.3 Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:
          (a) The Related Agreements, duly executed by Seller and any Affiliates of Seller that are party thereto;
          (b) All consents, waivers or approvals obtained by Seller with respect to the Seller Third-Party Consents and those consents and approvals described in Schedule 5.3(b);
          (c) Transferring Employee Records;
          (d) Copies of the documents and information described in Section 2.1(j), 2.1(k), and 2.1(l);
          (e) Such other agreements, documents, instruments and writings as are required to be executed and delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement or that may be reasonably requested by Buyer in connection with the transfer to Buyer of the Acquired Assets, the absence of any Encumbrances thereon (other than Permitted Encumbrances), and the retention by Seller of the Retained Obligations; and
          (f) A certificate required by Section 8.2(e).

     4.4 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller or its designees:
          (a) The Closing Payment as set forth in the Purchase Price Certificate, by wire transfer or transfers of immediately available funds to the account or accounts designated pursuant to Section 4.2;
          (b) The Related Agreements, duly executed by Buyer and any Affiliates of Buyer that are party thereto;
          (c) All consents, waivers or approvals obtained by Buyer as described in Schedule 6.3(b);
          (d) All Tax certificates and Tax forms applicable to the transfers contemplated by this Agreement, including direct pay permits and Tax exemption certificates;
          (e) Such other agreements, documents, instruments and writings as are required to be executed and delivered by Buyer at or prior to the Closing pursuant to the terms of this Agreement or that may be reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations; and
          (f) A certificate required by Section 8.3(d).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Except as set forth in the disclosure schedules attached to this Agreement, Seller hereby represents and warrants to Buyer as follows:
     5.1 Organization; Power and Authority.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and Virginia.
          (b) Seller has all requisite corporate power and authority to own, lease, and operate the assets used in the Transferred Business except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     5.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by Seller, and, assuming that this Agreement and the Related Agreements constitute valid and binding agreements of Buyer, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
     5.3 Consents and Approvals; No Violation.
          (a) Other than obtaining the consents of third parties set forth on Schedule 5.3(a) (the “Seller Third-Party Consents”), the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Related Agreements by Seller, the sale by Seller of the Acquired Assets pursuant to this Agreement, the assignment by Seller of the Assumed Obligations pursuant to this Agreement, nor Seller’s performance under this Agreement or the Related Agreements will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) require Seller or any of its Affiliates to obtain any consent, approval, authorization or permit of, or require Seller or any of its Affiliates to make any filing with or provide any notice to, any Governmental Entity, except (x) where Seller’s failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (y) for those requirements that become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration or result in any Encumbrance (other than a Permitted Encumbrance) on the Acquired Assets) under any Contract to which Seller is a party or by which Seller or any of the Acquired Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration or resulting Encumbrance (other than a Permitted Encumbrance)) as to which requisite waivers or consents have been obtained or will have been obtained prior to Closing or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iv) violate any Law or Order applicable to Seller or any of the Acquired Assets, which violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (b) Except for the consents and approvals listed in Schedule 5.3(b) (the “Seller Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller (or its Affiliates) of the transactions contemplated hereby or by the Related Agreements, other than such declarations, filings, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as noted in Section 7.3(i).
     5.4 Company Reports.
          (a) Seller has made available to Buyer complete copies of the following financial statements, which are attached hereto as Schedule 5.4(a) (collectively, the “Financial Statements”): the audited consolidated balance sheet of Seller as of December 31, 2008 and the related audited consolidated statements of income and cash flows and the notes thereto for the fiscal year then ended. The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, and (ii) fairly present in all material respects the financial condition and results of operations of Seller on a consolidated basis, as of the respective dates thereof and for the respective periods covered thereby; provided, however, that this representation and warranty shall be deemed true and correct to the extent that any failure of this representation and warranty to be true and correct related to matters other than, and does not affect, the Transferred Business.
          (b) For periods beginning on or after January 1, 2006, Seller has filed or caused to be filed with the Virginia Commission all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Seller with respect to the Transferred Business, all of which complied in all material respects with all applicable requirements of the rules and regulations of the Virginia Commission as in effect on the date each such report was filed.
          (c) The books and records of Seller have been maintained in accordance with GAAP and the FERC’s Uniform System of Accounts applied on a consistent basis in accordance with Seller’s past practice as reflected on Schedule 5.5.
     5.5 2008 Statement.
          (a) Attached hereto as Schedule 5.5 is a statement of the Net Book Value of the Acquired Assets, Customer Deposits and the Designated Assets Value as of December 31, 2008 for Seller’s VA Distribution Business (including the Sister Business) (the “Initial 2008 Statement”). The defined terms used in the preceding sentence shall be understood for purposes of this Section 5.5(a) only to include the portion of the VA Distribution Business in the Sister Territory as well as the Transferred Territory. The Initial 2008 Statement (a) is unaudited and derived on a consistent basis from the books and records and consolidated financial statements of Seller, (b) has been prepared based upon amounts derived from the records of Seller that have been maintained in accordance with GAAP and the FERC’s Uniform System of Accounts, (c) accurately and completely reflects the Acquired Assets and Assumed Liabilities taken together with the Acquired Assets and Assumed Liabilities in the Sister Purchase Agreement (as such terms are defined therein), in each case as of December 31, 2008 and except as otherwise expressly noted herein, and (d) has been prepared on the basis of internal direct or indirect allocations of certain assets and liabilities between the states in which Seller operates in a manner consistent with Seller’s historical practice.
          (b) On or before June 8, 2009, Seller will provide Buyer with an amended Schedule 5.5 which will be a statement of the Net Book Value of the Acquired Assets, Customer Deposits and the Designated Assets Value as of December 31, 2008 for only the Transferred Business (the “2008 Statement”). The 2008 Statement when delivered (a) will be unaudited and derived on a consistent basis from the books and records and consolidated financial statements of Seller, (b) prepared based upon amounts derived from the records of Seller that have been maintained in accordance with GAAP and the FERC’s Uniform System of Accounts, (c) will accurately and completely reflect the Acquired Assets and Assumed Liabilities as of December 31, 2008 and except as otherwise expressly noted herein, and (d) will have been prepared on the basis of internal direct or indirect allocations of certain assets and liabilities between the states in which Seller operates in a manner consistent with Seller’s historical practice.
          (c) Buyer acknowledges that the Initial 2008 Statement and 2008 Statement include entries for the Tangible Personal Property included as an Acquired Asset pursuant to Section 2.1(g), notwithstanding that such property has been expensed under GAAP.
     5.6 Undisclosed Liabilities. Except for (a) the Liabilities set forth in Schedule 5.6, (b) Liabilities reflected or reserved against in the 2008 Statement and (c) Liabilities incurred after December 31, 2008 that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Seller has not incurred any Liabilities that will be Assumed Obligations as of the Closing.
     5.7 Absence of Certain Changes or Events. Since December 31, 2008, Seller has operated the Transferred Business in the ordinary course consistent with past practices and except as set forth in Schedule 5.7, there has not occurred any event, occurrence or conditions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.8 Title and Related Matters.
          (a) Seller has good, valid and marketable title to the Acquired Assets free and clear of all Encumbrances other than the Permitted Encumbrances and those Encumbrances that are to be released at or prior to Closing. Except as set forth in Schedule 5.8(a), Seller has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property.
          (b) Except for any Excluded Assets and for any assets being transferred by Seller pursuant to the Sister Purchase Agreement (for which Buyer may elect or need to acquire joint use arrangements with the buyer thereunder), (i) the Owned Real Property and the Transferred Easements represent all of the material real property interests used or held for use by Seller in connection with the Transferred Business and necessary to conduct the Transferred Business in all material respects as conducted on the date of this Agreement and, except to the extent permitted by Section 7.1, as of the Effective Time, and (ii) the Acquired Assets include the material property, plant and equipment used by Seller in the VA Distribution Business in the Transferred Territory (other than as expressly contemplated hereby).
          (c) Except as set forth on Schedule 5.8(c), Seller has not received written notice from any Person within three years prior to the date of this Agreement asserting that Seller does not have the right, as a result of title defects or title failures, to use or occupy any portion of the Owned Real Property or lands covered by the Transferred Easements, other than those notices that would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (d) The buildings on the Owned Real Property are in good operating condition relative to their age and use and have been maintained in accordance with Good Utility Practices. The Tangible Personal Property, Inventories and Distribution Facilities are in good operating condition relative to their age and use and have been maintained in accordance with Good Utility Practices.
          (e) No condemnation or eminent domain proceeding against any part of the Owned Real Property or the Transferred Easements is pending or, to the Knowledge of Seller, threatened, other than such proceedings that would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (f) To the Knowledge of Seller, (i) there are no public improvements that have been ordered to be made or that have not been previously assessed, and (ii) there are no special, general or other assessments pending, threatened against, or affecting any parts of the Owned Real Property or any of the Transferred Easements.
          (g) All of the Inventories included as Acquired Assets consist of a quality, and are not more than the quantity, reasonably expected to be usable in the ordinary course of business.
     5.9 Insurance. Schedule 5.9 lists and provides a summary of the material policies of fire, liability, worker’s compensation and other forms of insurance owned or held by Allegheny Energy, Inc. (“Allegheny”), of which Seller is a wholly-owned subsidiary, or Allegheny’s or Seller’s Affiliates insuring the Acquired Assets or the operations and personnel of the Transferred Business. All such insurance policies are in full force and effect, subject to the terms of each policy, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and worker’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation. As of the date of this Agreement, none of Allegheny, Seller or any of their Affiliates have been refused any insurance with respect to the Acquired Assets or the operations and personnel of the Transferred Business, nor has such coverage been limited by any insurance carrier to which any of Allegheny, Seller or any of their Affiliates have applied for any such insurance or with which it has carried insurance during the last twelve months.
     5.10 Environmental, Health and Safety Matters. Except as set forth in Schedule 5.10 and for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
          (a) Seller is and, during the relevant time periods specified in applicable statutes of limitations, has been in compliance with applicable Environmental Laws with respect to its operation of the Transferred Business;
          (b) Seller holds and is in compliance with all Permits required under applicable Environmental Laws to construct and operate the Acquired Assets and to own and operate the Transferred Business as currently operated, and has timely filed any renewal applications required to be filed by a specific date in order to maintain the effectiveness of such Permits;

          (c) There are no claims, actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened against Seller under applicable Environmental Laws with respect to the operation of the Transferred Business or the Acquired Assets;
          (d) There have been no Releases of Hazardous Substances on, under or from the Acquired Assets in violation of, or that require reporting or Remediation under, any applicable Environmental Laws, and Seller has not received any written notification or request for information indicating that it is a potentially responsible party under CERCLA or any similar state law with respect to the Acquired Assets or its operation of the Transferred Business;
          (e) Seller has delivered to Buyer all environmental reports (including all Phase I and Phase II Environmental Site Assessment reports, investigations and studies) relating to any of the Acquired Assets or the Transferred Business that are in the possession of the Seller or any of its Representatives; and
          (f) Seller is not subject to any Order under any Environmental Law relating to the Acquired Assets or the Transferred Business.
          (g) There currently are not and never have been any power generation facilities (other than back-up generation equipment) on any of the Owned Real Property or Transferred Easements.
     Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties made in this Section 5.10 are Seller’s exclusive representations and warranties relating to compliance with, and possession of Permits required under, Environmental Laws, and with respect to any Releases of Hazardous Substances.
     5.11 Regulation as a Utility. Seller is subject to regulation as a “public utility” by the Virginia Commission pursuant to the Laws of the Commonwealth of Virginia and is subject to regulation as a “public utility” by the FERC pursuant to Part II of the Federal Power Act. Seller also is subject to regulation as a public utility (or similar designation) by the States of Maryland and West Virginia, but no other states in the United States or by any foreign country. Seller is a subsidiary of Allegheny, which is a “registered holding company” under the Holding Company Act. Schedule 5.11 lists all of the currently operative tariffs authorized and approved prior to the date of this Agreement by the Virginia Commission applicable to the Transferred Business and all of the currently pending rate, certificate or other filings made prior to the date of this Agreement by Seller before the Virginia Commission. All currently effective filings with the Virginia Commission were made in compliance in all material respects with all Laws then applicable thereto. Except as reported on Schedule 5.11, Seller, with respect to the Transferred Business, does not have rates that have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts, where the potential refund, resolution or outcome of appeal, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     5.12 Labor and Employment Matters. Seller has previously made available to Buyer copies of the Collective Bargaining Agreement, which is the only collective bargaining agreement that relates to the Transferred Business. With respect to the Transferred Business and except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) except as set forth in Schedule 5.12(a), Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to the Employees; (b) within the last three years, Seller has not received written notice of any unfair labor practice complaint against it before the National Labor Relations Board with respect to the Employees and no such claim is pending; (c) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting the Transferred Business; (d) there is no charge pending or, to Seller’s Knowledge, threatened against Seller alleging violation of any Laws related to employment and employment practices, terms and conditions of employment and wages and hours with respect to employees, including, but not limited to unlawful discrimination in employment practices; (e) within the last three years, no one has filed a petition seeking representation with respect to the Employees of Seller with the National Labor Relations Board and no petition is pending; (f) except as reported on Schedule 5.12(f), no arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending against Seller; and (g) Seller has not experienced any primary work stoppage with respect to the Employees in the past five years.
     5.13 Employee Benefit Plans.
          (a) All “employee benefit plans,” within the meaning of Section 3(3) of ERISA, covering any of the Employees (collectively, the “Benefit Plans”) are listed in Schedule 5.13(a). True and complete copies of all Benefit Plans or a written summary thereof have been made available to Buyer.
          (b) Schedule 5.13(b) lists or describes all material employee benefit arrangements, including any other material deferred compensation, profit-sharing, retirement and pension plans and all material bonus, fringe benefit and other employee benefit plans, maintained, or with respect to which contributions are made, by Seller for the Employees, other than those arrangements that are Benefit Plans or are base or regular cash compensation (collectively, the “Benefit Arrangements”).
          (c) There has been no amendment to, announcement by Seller or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan or Benefit Arrangement that would increase materially the benefits provided to the Employees under such plan or arrangement above the level of the benefits provided thereunder for the most recent fiscal year.
          (d) Schedule 5.13(d) contains a true and correct list of the names of each Employee for the Transferred Business and each “Employee” as defined in the Sister Purchase Agreement.
     5.14 Contracts.
          (a) Schedule 5.14(a) contains a true and complete list of the following Transferred Contracts and the “Transferred Contracts” as defined in the Sister Purchase Agreement, as of the date hereof:

               (i) franchise agreements authorizing the provision of electric service in a city or municipality;
               (ii) electric service agreements or similar customer agreements that generated more than $1,000,000 in net revenues for the twelve month period ended December 31, 2008;
               (iii) facilities agreements;
               (iv) transmission service agreements;
               (v) interchange, borderline or joint use agreements;
               (vi) pole attachment agreements;
               (vii) any other Contract related to the Transferred Business that require known expenditures by Seller of $100,000 or more per annum or $250,000 or more in the aggregate over the term of such Contract;
               (viii) Contracts containing covenants restricting in any material respect the freedom of Seller to engage in the Transferred Business or to compete with any Person that would affect, or be reasonably expected to affect, the Transferred Business or the operation or use of the Acquired Assets;
               (ix) joint venture agreements, joint development agreements, joint use agreements, common or shared facilities agreements, partnership agreements, limited liability company agreements, limited liability company operating agreements or similar agreements;
               (x) Contracts for the purchase or sale of any business, corporation, partnership or other business entity;
               (xi) encroachment agreements;
               (xii) electric supply agreements;
               (xiii) Equipment Leases; and
               (xiv) Contracts that are otherwise material to the Transferred Business.
          (b) Schedule 5.14(b) contains a true and complete list of all Shared Contracts that would be included in clauses (i) through (xiv) of Section 5.14(a) if such Contracts related primarily to the VA Distribution Business.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Transferred Contracts and Shared Contracts (i) constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto, subject to the Bankruptcy and Equity

Exception, and (ii) is in full force and effect except to the extent such contract expires by its own terms after the date of this Agreement.
          (d) There is not, under any of the Transferred Contracts or Shared Contracts, any default or event that, with notice or lapse of time or both, would constitute a default on the part of Seller or, to Seller’s Knowledge, would constitute a default on the part of any of the other parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, the receipt of the Seller Third Party Consents or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.15 Legal Proceedings, Etc. Except as set forth in Schedule 5.15, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Acquired Assets or the Transferred Business before any Governmental Entity or alternative dispute resolution proceedings that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is not subject to any outstanding judgment, rule, Order, writ, injunction or decree of any court or Governmental Entity or alternate dispute resolutions that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, Seller is not aware of any reason relating to it or its Affiliates that all Seller Required Regulatory Approvals will not be obtained.
     5.16 Compliance with Permits and Laws. Seller holds and is in compliance with all Permits (other than with respect to Environmental Laws, which are addressed in Section 5.10) necessary to own, operate and maintain the Transferred Business as presently conducted, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is in compliance with all Permits and Laws of all Governmental Entities applicable to it with respect to the Transferred Business or the Acquired Assets, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.17 Tax Matters. All Tax Returns required to be filed before the Effective Time by Seller with respect to the Transferred Business or with respect to the ownership or operation of the Acquired Assets, have been or will be timely filed, and all Taxes that are, or as of the Effective Time will be, due have been or will be timely paid in full. Except as set forth in Schedule 5.17, Seller has not received any notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes in respect of the Transferred Business or Acquired Assets that could adversely affect the Transferred Business or Buyer’s ownership of such Acquired Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.17 is being contested in good faith through appropriate proceedings. No claim has ever been made by any authority in a jurisdiction where Seller does not file a Tax Return with respect to the Transferred Business that it is or may be subject to taxation in that jurisdiction with respect to the Transferred Business. Except as set forth in Schedule 5.17, (i) there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to Seller’s Knowledge, threatened against Seller in respect of the Transferred Business or any of the Acquired Assets that could adversely affect the Transferred Business or Buyer’s ownership of such Acquired Assets, and (ii) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the assessment or collection of any

Taxes associated with the ownership or operation of the Transferred Business or the Acquired Assets that could adversely affect the Transferred Business or Buyer’s ownership of such Acquired Assets for any period. There are no Encumbrances for Taxes, other than Permitted Encumbrances, on any of the Acquired Assets.
     5.18 Related Party Matters. Except as set forth in Schedule 5.18, with respect to Transferred Business, Seller is not party to any Contract with any of its Affiliates, except for Contracts not assigned or conveyed to Buyer pursuant to this Agreement and the Power Purchase Agreement with a subsidiary of Allegheny.
     5.19 Intellectual Property. Seller owns, or possesses licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for the foregoing trademarks, service marks and patents, know-how and other proprietary rights and information necessary in connection with the Transferred Business as currently conducted, except where the failure to possess such rights or licenses or valid rights to use would not reasonably be expected to have a Material Adverse Effect, and to the Knowledge of Seller (i) the conduct by Seller of the Transferred Business does not infringe upon any Intellectual Property of any third party, except where such infringement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor has Seller received any written claim, alleging any such infringement, and (ii) no Person is infringing upon any Intellectual Property of Seller as it relates to the Transferred Business except where such infringement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.19 contains the material information technology applications currently used in the VA Distribution Business.
     5.20 Fees and Commissions. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any Affiliate or Subsidiary of Seller, who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby.
     5.21 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE ACQUIRED ASSETS ARE SOLD “AS IS, WHERE IS” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER, THE LIABILITIES, OPERATIONS OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE, OR OPERATION OF THE ACQUIRED ASSETS AND THE TRANSFERRED BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS AND THE TRANSFERRED BUSINESS; AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS OR THE

TRANSFERRED BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT OR AS TO THE PHYSICAL CONDITION THEREOF, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS OR THE SUITABILITY OF THE ACQUIRED ASSETS AS A DISTRIBUTION FACILITY, AS APPLICABLE, AND NO SCHEDULE TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATION MADE, BY SELLER OR ITS REPRESENTATIVES SHALL CONSTITUTE OR CREATE SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS.
     5.22 Acknowledgement. Seller acknowledges and agrees that the representations and warranties set forth in Article VI of this Agreement constitute the sole and exclusive representations and warranties of Buyer to Seller in connection with the transactions contemplated hereby and by the Related Agreements. Except for the representations and warranties expressly set forth in Article VI of this Agreement, Seller disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Buyer or its Affiliates or Buyer’s Representatives.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     6.1 Power and Authority. Buyer is a utility consumer services cooperative duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
     6.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and, except as set forth on Schedule 6.2, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Related Agreements or to consummate the transaction contemplated hereby or thereby.

This Agreement and the Related Agreements have been duly and validly executed and delivered by Buyer, and, assuming that this Agreement and the Related Agreements constitute valid and binding obligations of Seller, constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.
     6.3 Consents and Approvals; No Violation.
          (a) Other than obtaining the consent set forth on Schedule 6.2, the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Related Agreements by Buyer, the purchase by Buyer of the Acquired Assets or the assumption by Buyer of the Assumed Obligations pursuant to this Agreement nor the performance by Buyer under this Agreement or the Related Agreements will, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Buyer, (ii) require Buyer or its Affiliates to obtain any consent, approval, authorization or permit of, or require Buyer or its Affiliates to make any filing with or provide any notice to, any Governmental Entity except (x) where Buyer’s failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate, have a Buyer Material Adverse Effect, or (y) for those requirements that become applicable to Buyer as a result of the specific regulatory status of Seller (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Seller (or any of its Affiliates) is or propose to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Buyer or any of Buyer’s Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will have been obtained prior to Closing or that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; or (iv) violate any Law or Order applicable to Buyer, or any of its assets, which violation, individually or in the aggregate would reasonably be expected to have a Buyer Material Adverse Effect.
          (b) Except for the consents and approvals listed in Schedule 6.3(b) (the “Buyer Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Entity is necessary for the consummation by Buyer (or any of its Affiliates) of the transactions contemplated hereby or by the Related Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate a Buyer Material Adverse Effect.
     6.4 Availability of Funds. Buyer has available or has received a binding written commitment from a creditworthy financial institution, a true and correct copy of which has been provided to Seller, as of the date hereof, and Buyer will have available on the Closing Date sufficient funds to enable Buyer to pay the Purchase Price on the terms and conditions of this Agreement, any amounts due after the Closing Date pursuant to Section 3.2(c), and the purchase price under the Sister Purchase Agreement if Buyer elects or is obligated to consummate the transactions contemplated in the Sister Purchase Agreement pursuant to Section

7.20 hereof. Buyer acknowledges that its obligations hereunder (including Section 7.20) are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereby.
     6.5 Litigation; Regulatory Approvals. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates before any Governmental Entity, which question, challenge the validity of, or could be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date of this Agreement, Buyer is not aware of any reason relating to it or its Affiliates that all Buyer Required Regulatory Approvals will not be obtained.
     6.6 Qualified Buyer. Buyer is qualified to obtain any Permits necessary for Buyer to own and operate the Acquired Assets and the Transferred Business as of the Closing.
     6.7 WARN Act. Buyer does not intend to engage in a “Plant Closing” or “Mass Layoff” as such terms are defined in the WARN Act within ninety days of the Closing Date.
     6.8 Fees and Commissions. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Subsidiary or Affiliate of Buyer, who might be entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.
     6.9 Inspections. Buyer is knowledgeable about the usual and customary practices of companies engaged in businesses similar to the Transferred Business. Buyer acknowledges and agrees that the representations and warranties set forth in Article V of this Agreement constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby and by the Related Agreements. Except for the representations and warranties expressly set forth in Article V of this Agreement, Buyer disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Seller or its Affiliates or Seller’s Representatives.
ARTICLE VII
COVENANTS OF THE PARTIES
     7.1 Conduct of Business Prior to the Closing. Except as described in Schedule 7.1, as required by applicable Laws or by a Governmental Entity or to the extent Buyer otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Seller will operate the Transferred Business in the usual, regular and ordinary course consistent with Good Utility Practices and past practice and shall use all commercially reasonable efforts to preserve intact the Transferred Business, keep available the services of its Employees and agents and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Transferred Business. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described on Schedule 7.1 or as required under applicable Laws or by any Governmental Entity, until the Effective Time, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller will not:
          (a) except for Permitted Encumbrances and other Encumbrances that will be discharged at or prior to Closing, create, incur, assume or suffer to exist any Encumbrance on an Acquired Asset;
          (b) sell, lease (as lessor), transfer or otherwise dispose of any of the Acquired Assets, other than immaterial assets and assets (including Inventories) used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices;
          (c) modify, amend or voluntarily terminate or permit to lapse, prior to the respective expiration date of any of the Transferred Contracts, Shared Contracts, Transferred Easements or any of the Permits with respect to such Acquired Assets in any material respect, other than (i) in the ordinary course of business, to the extent consistent with the past practices of Seller or Good Utility Practices, (ii) with cause, to the extent consistent with past practices of Seller or Good Utility Practices, or (iii) as may be required in connection with transferring Seller’s rights or obligations thereunder to Buyer pursuant to this Agreement; provided that Seller may take any action otherwise prohibited by this subsection (c) with respect to Shared Contracts as long as such action does not discriminate against the Transferred Business or Transferred Territory as compared to Sellers other businesses or service territories of Seller or its Affiliates.
          (d) except as otherwise required by the terms of the Collective Bargaining Agreement, (i) solicit, hire or transfer any Employees; provided, however, that Seller and its Affiliates may hire or transfer any Employees who apply for positions offered by Seller and its Affiliates in the ordinary course of business consistent with past practices, (ii)  increase salaries or wages of Employees prior to the Closing, other than (A) with respect to non-union Employees, wage adjustments up to the unadjusted Consumer Price Index for the Washington – Baltimore metro area “Summary Data from the Consumer Price Index” published by the Bureau of Labor Statistics, U.S. Department of Labor, For All Urban Consumer for All items, (B) with respect to any union Employee, any wage adjustment contemplated in the Collective Bargaining Agreement, or (C) wage increases for workers temporarily assigned but whose wages return to prior levels on or prior to the Effective Time, (iii) take any action prior to the Closing to affect a material change in the Collective Bargaining Agreement, provided, however, that Seller may engage in good faith bargaining concerning the effects of this Agreement on Employees covered by the Collective Bargaining Agreement, or (iv) take any action prior to the Closing to materially increase the aggregate benefits payable to the Employees (considered as a group);
          (e) (i) fail to make capital expenditures previously budgeted for 2009 or 2010 in accordance with Schedule 7.1(e), except for modification and revisions to such expenditures made in the ordinary course of business consistent with Good Utility Practices and for immaterial variances in the periods in which such expenditures are made, or (ii) make other capital expenditures except (A) as required by applicable Laws or Good Utility Practices and (B) for capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

          (f) Except as otherwise permitted or contemplated by this Section 7.1, enter into any Contract primarily relating to the Transferred Business that provides for future expenditures by Seller of $250,000 or more per annum or $500,000 or more in the aggregate over the term of such Contract, unless terminable without penalty or premium upon no more than 60-day notice;
          (g) make material changes to management personnel relating to the Transferred Business without prior consultation with Buyer;
          (h) make any material change in the level of Inventories customarily maintained by Seller with respect to the Transferred Business, other than in the ordinary course of business and consistent with Good Utility Practices;
          (i) fail to maintain the VA Distribution Business in a state of repairs and conditions consistent with the requirements and normal conduct of Seller’s business and Good Utility Practices;
          (j) consent to any material modifications of Transferred Contracts or material changes in courses of dealing with the Virginia Commission in respect of the operations of the Transferred Business or the Acquired Assets, except as required by applicable Law to obtain or renew Transferable Permits or agreements in the ordinary course of business consistent with Seller’s past practices and Good Utility Practices;
          (k) fail to maintain the insurance policies set forth on Schedule 5.9, or policies comparable thereto, with respect to the Acquired Assets with financially responsible insurance companies (or if applicable, self insure), insurance in such amounts and against such risks and losses as are consistent with past practices and customary for companies of the size and financial condition of Seller that are engaged in businesses similar to the Seller’s VA Distribution Business;
          (l) other than in the ordinary course of business, amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect or subject to termination, any Transferable Permit material to the Transferred Business other than as required by applicable Law;
          (m) except as required by Law and except for non-material filings in the ordinary course of business consistent with past practice or those filings listed on Schedule 7.1(m), (A) implement any changes in Seller’s rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting, in any such case, as relates to the Transferred Business or execute any Contract with respect thereto (other than as otherwise permitted under this Agreement), without consulting with Buyer prior to implementing any such changes or executing any such Contract, or (B) settle any rate proceeding reducing revenues or establishing a rate moratorium or phasing-in rate increases (other than automatic cost pass-through rate adjustment clauses) with respect to the Transferred Business after the Closing Date;
          (n) with respect to the Transferred Business, change, in any material respect, its accounting methods or practices (except in accordance with changes in GAAP), credit practices, collection policies, or investment, financial reporting, or Inventory practices or policies or the manner in which the books and records of the Transferred Business are maintained;
          (o) accept a letter of credit, surety bond or similar instrument as security for the performance of any obligation which may be completed by Buyer unless such letter of credit, surety bond or similar instrument permits Buyer to draw thereunder following the Effective Time; or
          (p) except as otherwise provided herein, enter into any Contract with respect to any of the matters described in the foregoing paragraphs (a) through (o).
     7.2 Access to Information.
          (a) Between the date of this Agreement and the Effective Time, Seller will, during ordinary business hours and upon reasonable notice: (i) give Buyer and the Buyer Representatives reasonable access to all Contracts and other documents, books, records, plants, offices and other facilities and properties constituting part of the Acquired Assets or Assumed Obligations, including for purposes of conducting “all appropriate inquiries” (as defined in §101(b) of CERCLA) with respect to any Site, including but not limited to Phase I environmental site assessments, but only to the extent to which Buyer is not denied access by applicable Laws or by the actions of third party Persons not under Seller’s control; (ii) permit Buyer, at Buyer’s sole risk and expense, to make such reasonable inspections thereof as Buyer may reasonably request, including taking samples of materials, soil or groundwater at Buyer’s option (through appropriately qualified and insured contractors and subject to Buyer’s obligation to provide all appropriate notifications, obtain all necessary Governmental Entities’ consents, and restore any sampled location to substantially the condition existing prior to sampling; (iii) furnish Buyer with such financial and operating data and other information related to the Transferred Business or the Acquired Assets in Seller’s possession or reasonably within its control as Buyer may from time to time reasonably request to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement, provided, however, that Seller, except with respect to the 2008 Statement, will not be required to create special reports or perform any studies not created or performed in the ordinary course of business; and (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by it to the extent related to the Acquired Assets with or from the FERC or the Virginia Commission, provided, however, that (A) any such investigation will be conducted in such manner so as not to unreasonably interfere with the operation of the Transferred Business, (B) Seller will not be required to take any action that would jeopardize the attorney-client privilege and (C) Seller need not supply Buyer with any information that Seller is under a legal or contractual obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, Seller will only furnish or provide such access to Transferring Employee Records and personnel and medical records as is allowed by applicable Laws, legal process or subpoena. Buyer may request permission to discuss specific identified matters with the Employees and Seller will allow such discussions if doing so will not unnecessarily interfere with Seller’s operations and, if such discussions pertain to the terms and conditions of an Employee’s current employment terms and conditions with Seller, the union that represents the Employees also consents to such discussions.

          (b) Until the Closing, all information furnished or made available to or obtained by Buyer and Buyer Representatives pursuant to this Section 7.2 or the Related Agreements will be subject to the provisions of the Confidentiality Agreement and will be treated as “Proprietary Information” (as defined in the Confidentiality Agreement); provided, that nothing in this Section 7.2(b) shall limit the provision of information to (i) obtain the approvals and consents for the transactions contemplated hereby, (ii) ODEC in connection with its evaluation of the Power Purchase Agreements and (iii) implement the communications contemplated by Section 7.5 and 7.18. Following the Closing, all such information not related to the Acquired Assets, if any, will remain subject to the provisions of the Confidentiality Agreement.
          (c) For a period of six years after the Closing Date, each party and its representatives shall have reasonable access to all of the books and records related to the Transferred Business, the Acquired Assets and the Assumed Obligations, including all Transferring Employee Records, in the possession of the other party to the extent that such access may reasonably be required by such party. Such access shall be afforded by the party or parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The party or parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 7.2. If the party or parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such six year period, such party or parties shall, prior to such disposition, give the other party or parties a reasonable opportunity at such other party’s or parties’ expense, to segregate and remove such books and records as such other party or parties may select.
     7.3 Consents and Approvals.
          (a) Subject to the terms and conditions of this Agreement, each of Buyer and Seller will cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable, including making all filings and seeking the necessary approvals in respect of the Seller Third Party Consents, Seller Required Regulatory Approvals, the Buyer Required Regulatory Approvals and the Transferable Permits and seeking such other consents, authorizations or approvals of Governmental Entities or third parties as is necessary or advisable to consummate the transactions contemplated by this Agreement and the Related Agreements and using their commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party’s obligations hereunder. None of the parties hereto will take or fail to take any action that would prevent or materially impede, interfere with or delay the transactions contemplated hereby or in the Related Agreements, including receipt of the Seller Required Regulatory Approvals or the Buyer Required Regulatory Approvals and transfer of the Transferable Permits.
          (b) Subject to the terms and conditions of this Agreement, Buyer will cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the Sister

Purchase Agreement and the assignment and assumption of the Power Purchase Agreements by ODEC and assisting in seeking such other consents, authorizations or approvals of Governmental Entities or third parties as is necessary or advisable to consummate the transactions contemplated by the Sister Purchase Agreement and the assignment and assumption of the Power Purchase Agreements by ODEC. Buyer shall not take or fail to take any action that would prevent or materially impede, interfere with or delay the transactions contemplated in the Sister Purchase Agreement and such assignment and assumption by ODEC.
          (c) Buyer and Seller (or their respective ultimate parent entity) will each file or cause to be filed with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties will consult with each other as to the appropriate time of filing such notifications and will use their commercially reasonable efforts to make such filings at such time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer agrees to pay all filing fees associated with such HSR filings.
          (d) Buyer and Seller will cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use commercially reasonable efforts to promptly obtain the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, respectively.
          (e) In connection with applications and other filings for the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, (i) the parties each will have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement that appear in any filing, (ii) the parties will jointly coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such applications and filings and of all other regulatory matters incidental thereto, (iii) the parties will make filings on the basis of, and furnish undertakings consistent with the fuel rates and other applicable provisions of the Virginia Settlement and Seller’s approved non-fuel rates (the “Regulatory Undertakings”) and not take any positions inconsistent with such Regulatory Undertaking, and (iv) the parties will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity.
          (f) The parties will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Final Purchase Price may be required to be withheld pursuant to such state and local Tax law.
          (g) Buyer will have the primary responsibility for, and bear its own costs and expenses in, securing the transfer, reissuance or procurement of the Permits. Seller will cooperate with Buyer’s efforts in this regard and assist in any transfer or reissuance of such Permits held by Seller, or the procurement of any Permit when so requested by Buyer.
          (h) Buyer will use commercially reasonable efforts to obtain all necessary corporate authority, as set forth on Schedule 6.2, to consummate the transactions described in this Agreement (including, if required, Section 7.20 hereof). Without limitation of the foregoing, the board of directors and management of Buyer shall (a) promptly after the date of this Agreement, and in accordance with its constituent documents, call, give notice of and convene a meeting of its members to consider and vote upon the amendment to the Buyer’s charter to permit Buyer to operate in the Transferred Territory, (b) recommend such amendment to the Buyer’s members (and shall include such recommendation in any proxy solicitation), and (c) shall take all reasonable lawful action to solicit such authorization.
          (i) Buyer and Seller acknowledge that the Acquired Assets are intended to include certain 34.5 sub-transmission lines to the extent owned by Seller and associated with the Green Valley hydroelectric facility owned by an Affiliate of Seller. The transfer of such sub-transmission lines may require the approval of the FERC to a modification of the license for such hydroelectric facility. Seller will use its commercially reasonable efforts to obtain such license modification, however, if the necessary approvals have not been obtained prior to Closing, such sub-transmission lines will be retained by Seller until necessary FERC approvals have been obtained at which time such sub-transmission lines will be transferred to Buyer. Notwithstanding any other provision of this Agreement, such approvals shall not be conditions to Closing of the transactions contemplated hereby (other than the transfer of such sub-transmission lines) and the payment of the Final Purchase Price related to these sub-transmission lines shall be deferred until the transfer is made by Seller to Buyer.
     7.4 Further Assurances.
          (a) From time to time after the Closing, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to vest more effectively in Buyer Seller’s right, title and interest in and to the Acquired Assets. From time to time after the date of this Agreement, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to consummate more effectively the assumption of the Assumed Obligations pursuant to this Agreement.
          (b) If after the Closing Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand (as applicable, the “Receiving Party”), receives any funds that, pursuant to the terms of this Agreement, belong to the other party (the “Entitled Party”), the Receiving Party shall hold such funds in trust for, and immediately pay over such funds to, the Entitled Party.
          (c) (i) To the extent that Seller’s rights under any Acquired Asset may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach of contract or be unlawful.

               (ii) Seller agrees that if any Acquired Asset is not assigned on or before the Closing Date, Seller, at Buyer’s option and to the maximum extent permitted by applicable Laws and contractual obligations related to such Acquired Asset, will, after the Closing Date, appoint Buyer to be Seller’s agent for such Acquired Asset, or to the maximum extent permitted by applicable Laws and such contractual obligations, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations that Seller had immediately prior to Closing as Buyer may reasonably request. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Buyer shall have primary responsibility for obtaining all consents as may be required to transfer the Acquired Assets and Buyer shall use reasonable commercial efforts to obtain all such consents as soon as practicable after Closing; provided, however, Seller will cooperate with Buyer after Closing in connection with Buyer’s efforts to obtain the relevant assignment to, or consent in favor of, Buyer and upon Buyer’s providing to Seller reasonable evidence that the necessary consents have been obtained to transfer any Acquired Asset, Seller shall promptly assign such asset to Buyer in accordance with this Agreement.
          (d) To the extent that Seller’s rights under any warranty described in Section 2.1(l) may not be assigned without the consent of another Person and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful. If any consent to an assignment of any such warranty is not obtained by Closing, or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the warranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at Buyer’s option and expense, will use commercially reasonable efforts at the cost and expense of Buyer, to the extent permitted by applicable Laws and by such warranty, to enforce such warranty for the benefit of Buyer so as to provide Buyer to the maximum extent possible with the benefits and obligations of such warranty.
          (e) To the extent any party identifies (prior to or after Closing) any Contract (a) that constitutes a Shared Contract in effect as of such time and as of the Closing and (b) is not listed on Schedule 5.14(b), then such party shall promptly notify the other parties of such Contract. The parties shall expeditiously and in good faith negotiate a mutually acceptable arrangement pursuant to which Seller and Buyer share the benefits, liabilities and obligations of each Shared Contract from and after Closing in an equitable manner and title to such contract shall be held by Seller, Buyer or in such other manner as the parties may agree. For the avoidance of doubt, all of the liabilities and obligations under any such Contract that are allocated to Seller shall constitute Retained Obligations and all of the liabilities and obligations allocated to Buyer shall constitute Assumed Obligations.
          (f) Buyer shall cooperate in good faith with REC as necessary to give effect to the intent of the parties herein and in the Sister Purchase Agreement with respect to the division of the Seller’s VA Distribution Business, including provisions intended to correct any inadvertent errors in such division at Closing and shall, at its own expense, execute and deliver such documents to REC as REC may reasonably request in order to vest more effectively in REC Seller’s right, title and interest in and to assets to be transferred to REC.

     7.5 Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby and, except as may be required by applicable Laws, shall not issue any such public announcement, statement or other disclosure prior to obtaining the consent of the other, which consent shall not be unreasonably withheld or delayed.
     7.6 Expenses. Except to the extent specifically provided herein and except due to any breach, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring such costs and expenses.
     7.7 Tax Matters.
          (a) Buyer shall be responsible for, pay directly to the appropriate taxing authority, and indemnify Seller against, all applicable Sales Taxes that are imposed as a result of the transactions contemplated under this Agreement. Buyer shall also be responsible for, pay directly to the appropriate taxing authority, and indemnify Seller against, all recording or filing fees, notarial fees and other similar costs applicable to the transfer of personal property and real estate that may be imposed upon, collectible or incurred in connection with or as a result of the transfer of the Acquired Assets to Buyer. Except as set forth in the previous two sections, each of Buyer and Seller shall be responsible for, coordinate payment directly to the appropriate taxing authority, and indemnify the other against one-half of all applicable Transfer Taxes that are imposed upon Seller as a result of the transactions contemplated under this Agreement. Buyer and Seller shall, at the respective expense of each, file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to Sales Taxes or Transfer Taxes, and, if required by applicable Laws, buyer and/or Seller will join in the execution of any such Tax Returns or other documentation of the other.
          (b) Except as provided in Sections 7.7(a) and 7.7(h), in respect of Taxes, if any, on or with respect to the Acquired Assets or the Transferred Business, (i) Seller shall be liable and indemnify Buyer for all such Taxes with respect to a taxable period, or portion thereof, that ends before the Effective Time and (ii) Buyer shall be liable and indemnify Seller for all such Taxes with respect to a taxable period, or portion thereof, that begins as of or after the Effective Time.
          (c) Each of the parties shall provide the other with such assistance as may reasonably be requested by the other parties in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes relating to the Acquired Assets or Transferred Business, and each will retain (for seven years) and provide the requesting party with any records or information that it possess that may be relevant to such return, audit, or examination, proceedings or determination. Any information obtained pursuant to this Section 7.7(c) or pursuant to any other section hereof providing for the sharing of information or review of any such Tax Return or other schedule relating to such Taxes shall be kept confidential by the parties hereto and shall be subject to the Confidentiality Agreement.

          (d) Subject to this Section 7.7, Buyer shall remit to Seller any refund of Taxes relating to the Acquired Assets or Transferred Business to the extent such Taxes are attributable to any taxable period, or portion thereof, ending before the Effective Time, and Seller shall remit to Buyer any refund of Taxes relating to the Acquired Assets or Transferred Business to the extent such Taxes are attributable to any taxable period, or portion thereof, beginning as of or after the Effective Time. Any refund of taxes received by Buyer or Seller that relates to the Straddle Period shall be prorated between the Buyer and the Seller in the manner contemplated by Section 7.7(h). Payments pursuant to this Section 7.7(d) shall be made within thirty (30) calendar days of receipt of the payment.
          (e)  (i) Buyer shall notify Seller in writing within sixty (60) days of Buyer’s receipt of written notice of any federal or state, local or foreign pending or threatened audits, adjustments or assessments (each a “Tax Audit”), which may affect Seller’s liability for Taxes. If Buyer fails to give such notice to Seller, Buyer shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent, if any, such failure to give notice precludes Seller’s right to effectively participate in the Tax Audit. Seller shall notify Buyer in writing within sixty (60) days of Seller’s receipt of written notice of any federal or state, local or foreign pending or threatened Tax Audit, which may affect Buyer’s liability for Taxes. If Seller fails to give such notice to Buyer, Seller shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent, if any, such failure to give notice adversely affects Buyer’s right to effectively participate in the Tax Audit.
               (ii) If such Tax Audit relates to any Taxes or Tax items for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Audit, provided, however, Buyer shall be entitled to participate in such Tax Audit at its own expense;
               (iii) If such Tax Audit relates to any Taxes or Tax items for which Buyer is liable in full hereunder, Buyer shall at its expense control the defense and settlement of such Tax Audit, provided, however, Seller shall be entitled to participate in such Tax Audit at its own expense; and
               (iv) If such Tax Audit relates to any Taxes or Tax items attributable to the Straddle Period, Buyer and Seller shall share control equally and share the expenses of the Tax Audit on a prorated basis so that Seller bears the expenses proportionate to the part of the applicable Straddle Period prior to the Effective Time and Buyer bears the expenses proportionate to the part of the applicable Straddle Period after the Effective Time.
          (f) Any payment by Buyer to Seller or Seller to Buyer pursuant to this Section 7.7 will be treated for all purposes by both parties as an adjustment to the Final Purchase Price, unless otherwise required by Law.
          (g) The obligations of the parties set forth in this Section 7.7 shall remain in effect until ninety (90) days following the expiration of all applicable statutes of limitations.
          (h) Except as set forth in Section 7.7(a), any Taxes imposed with respect to the Acquired Assets or the Transferred Business with respect to a Straddle Period (including property Taxes) shall be prorated between Seller and Buyer based on the number of days of ownership during the Straddle Period, with Seller being responsible for the prorated portion of such Taxes for the period up to and including the Effective Time and Buyer being responsible for the prorated portion for the remainder of the Straddle Period. Buyer shall pay to Seller at Closing its prorated portion of the Taxes attributable to a Straddle Period or, if such Taxes are not finally determined as of the Closing Date, an estimate of the prorated portion of such Taxes based on current year information to the extent available and/or prior year information, which estimate shall be adjusted to the actual prorated amount at the time such Taxes are finally determined. Seller shall be responsible for paying the total amount of the Taxes attributable to a Straddle Period to the appropriate taxing authorities and shall indemnify Buyer against liability for such Taxes.
     7.8 Employees.
          (a) At least forty-five (45) days prior to the Closing Date, Seller shall provide Buyer with an up-to-date list of Employees. Buyer agrees that it shall make an offer of employment to (i) those Employees who, on the Closing Date, are actively at work or on temporary leave for purposes of jury or annual two-week national service/military duty, on vacation or on a regularly scheduled day off from work (“Eligible Employees”), and (ii) to those Employees who, on the Closing Date, are on maternity or paternity leave, military leave with veterans reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, or long-term or short-term disability or medical leave (“Leave Employees”); provided, however, that any offer of employment to, and any employment by Buyer or any of its Affiliates of, an Eligible Employee or a Leave Employee shall be subject to the Closing and to Buyer’s standard employment requirements, including satisfactory completion of pre-employment background checks and drug screening. Such offers of employment for Eligible Employees and Leave Employees shall be made on or before the Closing Date and (i) as to Eligible Employees, will be effective as of the Effective Time, and (ii) as to Leave Employees, will be effective upon each such Leave Employee’s return to active employment; provided, that, as to Leave Employees, such return occurs within 12 months after the Effective Time, other than those Employees on military duty or leave. Seller and Buyer shall coordinate the transition of the employment of those Leave Employees who are on vacation as of the Effective Time. Such offers of employment shall be made on substantially the same terms and conditions, including benefits, as exist for similarly-situated employees of Buyer and contain no reduction in base salary or wages for any such offered Employee from the base salary or wages in effect for such Employee with Seller immediately prior to his or her Hire Date (or immediately prior to taking leave from Seller if such offered Employee is a Leave Employee), including the offer to participate in the Buyer Benefit Plans as provided below. Those Eligible Employees and Leave Employees described in this Section 7.8(a) who accept Buyer’s offer of employment made pursuant to this Section 7.8(a) and become employees of Buyer shall be herein referred to as the “Transferring Employees.”
     (b) Effective 12:00:00 a.m. as of the date a Transferring Employee becomes employed by Buyer (his or her “Hire Date”), he or she shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Seller or its Affiliates (the “Prior Welfare Plans”) and shall, if applicable, commence to participate in welfare benefit plans of Buyer or its Affiliates (the “Replacement Welfare Plans”). Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferring Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such Employees under the Prior Welfare Plans and that have not been satisfied as of the Hire Date, and (ii) provide each Transferring Employee with credit for any co-payments and deductibles paid prior to the Hire Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years). Seller shall retain all liabilities and obligations arising under the Prior Welfare Plan whether or not reported prior to the Effective Time.
     (c) As of his or her Hire Date, each Transferring Employee shall be given credit for all service with Seller and its Affiliates under all employee benefit plans, programs, and arrangements and all fringe benefit plans, programs, and arrangements of Buyer and its Affiliates (“Buyer Benefit Plans”) in which they become participants, except as otherwise provided herein; provided, however, that eligibility to participate in any Buyer Benefit Plan shall not be waived if, even with service credit for the period of time any Employee was employed by Seller and its Affiliates, such Employee would not be eligible to participate in such Buyer Benefit Plan. Such service credit shall not affect the treatment of the Hire Date as the date of hire of such Transferring Employee. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual; provided, however, that eligibility to participate in any Buyer Benefit Plan shall not be waived if, even with service credit for the period of time any Employee was employed by Seller, such Employee would not be eligible to participate in such Buyer Benefit Plan. For the avoidance of doubt, the service credit as to benefit accrual for any Transferring Employee under any defined benefit Benefit Plan of Buyer shall not include any period a Transferring Employee was not employed by Buyer.
     (d) To the extent allowable by applicable Laws and the terms of the relevant Buyer Benefit Plan, Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of Buyer or one of its Affiliates to accept direct “rollovers” of plan loan notes and cash distributions made to the Transferring Employees who become employed by Buyer from Seller’s Employee Stock Ownership and Savings Plan.
     (e) Seller shall be fully responsible for and shall pay any severance benefits, if any, owed under Seller’s Separation Allowance Plan or pursuant to the Collective Bargaining Agreement.
     (f) Seller shall provide Buyer with copies of all Transferring Employee Records required to be disclosed by applicable Law, subpoena or legal or regulatory process.
     (g) For the one year period following Closing, Seller agrees to be bound by and comply with the requirements and restrictions in Section 7.1(d)(i); provided, however, that Seller may hire any Transferring Employee after the Effective Time, provided that Buyer either consents to such hire or confirms to Seller that Buyer had terminated the employment of such Transferring Employee after the Effective Time. Seller may also hire or continue to retain, at its discretion, any Employee who does not receive an offer of employment from Buyer on or before the Closing Date.

     (h) Buyer and Seller do not anticipate the issuance of any notices pursuant to the WARN Act. Notwithstanding the foregoing, should Buyer becomes aware of any situation that may require a WARN Act notice or other similar notice required under law or contract (“WARN Notice Requirements”) to be given to the Employees prior to Closing, Buyer will immediately notify Seller and direct Seller as to the proper notices to be given and the Employees and other parties to receive such notices. Upon receipt of such notification, Seller will cooperate with Buyer in the issuance of all notices under the WARN Notice Requirements. Should any notice thus given not be timely under the WARN Notice Requirements, Buyer will pay all amounts owed to the Employees or to any other party or Governmental Entity as is required by the WARN Notice Requirements. After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local Laws and regulations for the notification of its employees with respect to the Acquired Assets.
     (i) Seller shall not make any payment to any Transferring Employee on or after the Hire Date of such Transferring Employee other than payments for vacation time accrued by such Transferring Employee prior to his or her Hire Date or payments in accordance with Seller’s normal payroll practices concerning the timing for the payment of wages earned with Seller prior to the Hire Date, unless such payment is either pursuant to the terms of a Benefit Plan, including any variable pay payable under Seller’s variable pay plan, or pursuant to the payment schedule provided to Buyer within forty-five (45) days after the date of this Agreement. Buyer shall upon request from Seller provide Seller with information verifying the continued employment of Transferring Employees with Buyer or its Affiliates.
     (j) Transferring Employees shall receive credit under Buyer’s vacation policy on their Hire Date equal to their vacation accrued under Seller’s vacation policy and thereafter shall accrue additional vacation time on the same basis as similarly situated employees of Buyer. However, if as of a Transferring Employee’s Hire Date Seller’s vacation policy provides a greater number of vacation days in a calendar year to such Transferring Employee, then such Transferring Employee shall be entitled to receive under Buyer’s vacation policy each year, on and after his or her Hire Date, such number of vacation days that he or she would have received annually under Seller’s vacation policy after taking into account such Employee’s time of service with Seller and its Affiliates, until such time as the Transferring Employee receives a greater number of vacation days in a calendar year under Buyer’s vacation policy based on such Transferring Employee’s time of service with Buyer (including such employee’s time of service with Seller and its Affiliates).
     7.9 Name of the Transferred Business After the Effective Time. Promptly (but in any event no more than ninety (90) days after the Effective Time, Buyer shall ensure that the Transferred Business ceases to do business as “Allegheny Power” and will thereafter conduct such business with a name that will not otherwise indicate or imply that Seller or any of its Affiliates have an ownership interest in, or are otherwise associated with or related to, the Transferred Business, Buyer or any of its Affiliates. Notwithstanding the foregoing, Buyer shall replace pole tags and other identifiers referring to Seller on the Distribution Facilities as reasonably practicable when Buyer performs routine maintenance on the Distribution Facilities in the ordinary course of Buyer’s operations and the same shall not be subject to the aforementioned ninety (90) day required replacement period.

     7.10 Insurance. Buyer acknowledges that the Acquired Assets will not be covered by any insurance policy in respect of fire, liability, worker’s compensation or otherwise following the Effective Time except to the extent Buyer procures any insurance. Accordingly, the parties agree that Buyer will be responsible for procuring insurance in respect of the Acquired Assets from and after the Effective Time (to the extent that Buyer determines that such insurance is desirable).
     7.11 Certain Notices; Information.
          (a) Seller shall provide to Buyer within ten (10) Business Days following the filing or receipt by Seller copies of all filings made by Seller with and tariffs received from the Virginia Commission respecting the Transferred Business.
          (b) Seller shall inform Buyer within ten (10) Business Days of the acquisition (to the extent permitted hereby) of any real property that would be included in Schedule 2.1(a) of Owned Real Property if owned by Seller on the date hereof.
          (c) Until the Closing Date, Seller and Buyer shall each give prompt notice to the other of the breach or existence of circumstances which could reasonably be expected to result in a breach of its representations or warranties pursuant to this Agreement.
          (d) Until the Closing Date, Buyer shall have the right, with the consent of REC, to transfer items set forth on Schedules 2.1(a), 2.1(b), 2.1(c)(1), 2.1(c)(2), 2.1(g), 2.1(h), or 2.1(o) to the corresponding schedules of the Sister Purchase Agreement, and Buyer, with the consent of REC, shall have the corresponding right to make additions of items to Schedules 2.1(a), 2.1(b), 2.1(c)(1), 2.1(c)(2), 2.1(g), 2.1(h), or 2.1(o) transferred from the corresponding schedules to the Sister Purchase Agreement. Any transfers or changes made pursuant to this Section 7.11(d) shall be made subject to the “Post-Closing True-Up” procedures of Section 3.2.
     7.12 Shared Locations and Equipment.
          (a) Each party shall grant the other party reasonable access to the Shared Locations owned by such party reasonably necessary to allow the other party to own, operate, maintain, replace and repair the assets and equipment owned by the other party and located at such Shared Locations. The parties will have the right to expand their facilities located at the Shared Locations, provided that the party expanding facilities shall reimburse the other party for any costs incurred in connection with any such expansion or any increased maintenance costs incurred by the other party as a result of such expansion.
          (b) Seller shall grant Buyer reasonable access to and the right to reasonably use the Seller’s Shared Equipment and Buyer shall grant Seller reasonable access to and the right to reasonably use the Buyer’s Shared Equipment. Seller shall grant Buyer the right to access and use remote terminal units at Shared Locations for a period of one year after the Effective Time, and the right to access and obtain information from the Seller’s or its Affiliates’ meter reading equipment at no charge to Buyer for a period of three years after the Effective Time.
          (c) Prior to Closing Date Seller and Buyer shall develop operating procedures for the operation and maintenance of the Shared Locations and Shared Equipment (collectively,

the “Shared Facilities”) and shall negotiate an operating agreement regulating their rights and obligations with respect to the Shared Facilities to be signed between the parties prior to or on the Closing Date (the “Shared Facilities Agreement”). Pursuant to the Shared Facilities Agreement each party shall agree to operate and maintain the Shared Facilities owned by such party consistent with the operating procedures, which at a minimum, shall include the following:
i.	obligation of each party to operate and maintain each of the Shared Facilities in accordance with Good Utility Practices, NERC Reliability Standards (including all cyber security policies and procedures applicable if any Shared Facility is deemed to be a “Critical Asset” under NERC standards) and PJM Emergency Operating Procedures;

ii.	security plans and procedures to ensure that each Shared Location is reasonably secure;

iii.	procedures to ensure that only qualified employees and contractors with proper training are utilized at the Shared Facilities;

iv.	procedures regarding substation switching, scheduling outages, accessing substations and other activities to ensure the safety of all personnel and the reliability of the transmission and distribution systems at the Shared Locations;

v.	procedures for the reimbursement of Buyer and Seller by the other, as applicable, for the reasonable out-of-pocket costs incurred by a party to maintain the common property at each Shared Location; and

vi.	procedures for the reimbursement of Buyer and Seller by the other, as applicable, for any reasonable out-of-pocket costs incurred by a party because of such party’s installation of equipment or facilities at a Shared Location.
          (d) Other than communication equipment and towers, Seller shall remove any equipment owned by it or its Affiliates at any service center not later than one year after the Effective Time.
     7.13 Virginia Settlement. Buyer shall not seek an increase in the rates described in the Virginia Settlement with respect to the Transferred Business for the periods provided therein.
     7.14 Communication Facilities.
          (a) For a period of twelve months after the Effective Time, and except as otherwise set forth in the Transition Services Agreement, Seller shall maintain all necessary Permits for its existing mobile radio communication system and frequencies currently used for communication in connection with the Transferred Business and shall allow Buyer, Buyer’s Affiliates, employees and contractors to use such system and frequencies at no charge.

          (b) At Closing, Buyer and Seller will enter into an agreement regarding the sharing of the microwave and radio facilities and equipment on a transition basis; the leasing of tower space for the Buyer’s microwave, radio, and other wireless devices for reasonable compensation based on the cost of ownership; establishing a mechanism to modify or upgrade towers to accommodate the Buyer’s equipment (at Buyer’s sole cost and expense); provision of adequate space for the Buyer’s control shelters, as necessary to accommodate the Buyer’s equipment located at the service centers and on the property listed in Schedule 7.14(b) (the “Communication Facilities Agreement”).
     7.15 Transmission Agreements.
          (a) Buyer and Seller each agree that it will continue in-service all connections between the Acquired Assets and the transmission facilities of Seller and its Affiliates, subject to PJM Agreements. Unless the parties shall subsequently otherwise agree, Buyer and Seller will each maintain such interconnection facilities at their full capacity, consistent with Good Utility Practices, to deliver power and energy to the Acquired Assets and Transferred Business, subject to Section 7.16(d). The parties shall reasonably cooperate so as to cause such metering and data communication equipment as is customary to be installed and become operational prior to the Closing; provided, however, that at Shared Locations, Seller may elect to use as its primary metering meters installed on the low side of the transformer. To the extent Seller installs new metering and data communications, Seller shall bear all costs and expenses related to the installation of any primary meters required in connection at all connections between the Acquired Assets and the transmission facilities of Seller and its Affiliates.
          (b) The terms of this Section 7.15 have been added and agreed upon by Seller at the insistence of Buyer as a requirement for the execution of and delivery by Buyer of this Agreement.
     7.16 Easements; Underbuild; Transmission Lines.
          (a) Buyer and Seller agree that if Buyer and Seller determine that Seller’s other electric utility operations “share” easements which (a) are not Transferred Easements with the Transferred Business, then Buyer and Seller will take all actions reasonably necessary (such as executing sub-easements or other documents) to ensure Buyer is permitted to use the same on a non-exclusive basis, and (b) are Transferred Easements with the Transferred Business, then Buyer and Seller will take all actions reasonably necessary (such as executing sub-easements or other documents) to ensure Seller is permitted to use the same on a non-exclusive basis, in either case as presently used by Seller with respect to such other utility operations.
          (b) At the sole cost and expense of Trans-Allegheny Interstate Line Company, an Affiliate of Seller (“TrAIL”), TrAIL shall be permitted to tear down or remove any distribution pole owned or used by Buyer on any of the lines specified in Schedule 7.16(b) (the “TrAIL Project Lines”) and attach Buyer’s distribution line that was attached to such pole to the transmission facility of TrAIL. At Closing, Seller will enter into an agreement with Buyer to transfer the easements associated with the TrAIL Project Lines to Buyer (the “TrAIL Agreement”); provided, however, Buyer agrees to enter into an agreement with TrAIL pursuant to which TrAIL will permit the attachment of Buyer’s distribution line to its transmission facility. In conjunction with such assignment to Buyer, TrAIL at its sole cost and expense will enter into replacement easements with the appropriate landowners, which easements shall overlay the easement assigned to Buyer, and Buyer shall cooperate and use commercially reasonable efforts to assist Seller and TrAIL in acquiring such replacement easements. Buyer’s obligations under this paragraph are subject to: (i) TrAIL and Seller using reasonable commercial efforts to perform all actions pursuant to this Section 7.16(b) in a manner intended to limit the disruption of distribution service to any of Buyer’s customers, and (ii) reimbursement of Buyer for any and all out-of-pocket costs or expenses incurred by Buyer in connection with the performance of its obligations under this Section.
          (c) Buyer acknowledges that Seller has consented to the construction of the Potomac-Appalachian Transmission Highline in Seller’s certificated service area and Buyer agrees that it will not withdraw, or fail to confirm, such consent and will not oppose the construction of such transmission line in the Transferred Territory after the Effective Time.
          (d) Buyer shall be permitted to upgrade the Distribution Facilities to a higher voltage, including voltages above 100 kilovolts; provided, that any new transmission projects designated by PJM to be built in the Transferred Territory shall be owned by Seller or its Affiliates and, upon the request of Seller, Buyer agrees to represent to the Virginia Commission that it has consented to Seller or its Affiliates building such transmission projects in the Transferred Territory.
     7.17 Surveys and Title Insurance. At Buyer’s option and expense, Buyer may obtain insurance policies, effective as of the Closing Date, with extended coverage guaranteeing the standard exceptions to title customarily contained in such policies, covering the Owned Real Property issued by a nationally recognized title insurance company, insuring, as of the Closing Date, the fee simple title of Buyer the Owned Real Property, subject only to the Permitted Encumbrances, in an amount reasonably determined by Buyer. Seller shall cooperate reasonably and in good faith in Buyer’s efforts to obtain such policies of title insurance, including executing and delivering, or causing to be executed and delivered, to the title insurance company any affidavits reasonably requested by it or Buyer in connection with the issuance of the policies and to provide affirmative endorsements for no mechanics’ liens.
     7.18 Communication with Customers. Seller and Buyer shall cooperate to develop a joint communication plan regarding transfer of the Transferred Business from Seller to Buyer and to facilitate the effective continuation of the Transferred Business on the Closing Date and to minimize transfer issues with the customers of the Transferred Business on or after the Closing Date.
     7.19 PCBs. Prior to the Closing Date Seller shall (i) provide Buyer copies of existing oil test results identifying any polychlorinated biphenyls for any station equipment, and (ii) allow Buyer access to station equipment with no available polychlorinated biphenyl test results, for the purpose of testing oil for polychlorinated biphenyl content.
     7.20 Sister Purchase Agreement. If REC fails to consummate the transactions contemplated by the Sister Purchase Agreement as a result of a termination of the Sister Purchase Agreement pursuant to Section 10.1(b), (c), (e) or (g) thereof, provided that the buyer under the Sister Purchase Agreement had not less than fifteen (15) days to cure its failure to purchase the “Acquired Assets” thereunder, then:
          (a) Seller may notify Buyer in writing of such termination, whereupon Buyer shall be required to execute, within fifteen (15) days after receipt by Buyer of such notice, a replacement of the Sister Purchase Agreement on the same terms and conditions of the terminated Sister Purchase Agreement;
          (b) If the Sister Purchase Agreement is terminated as provided above and Seller does not exercise its right to require Buyer to consummate such transactions pursuant to Section 7.20(a), Buyer shall have the option to consummate the transactions contemplated by the Sister Purchase Agreement by notifying Seller within thirty (30) days after notice of the termination of the Sister Purchase Agreement. Seller shall provide any such notice of termination promptly following the occurrence thereof. Within thirty (30) days after receipt by Seller of notice of Buyer’s exercise of its option to purchase such assets, Buyer and Seller shall execute a replacement of the Sister Purchase Agreement on the same terms and conditions of the terminated Sister Purchase Agreement; and
          (c) Buyer will not assume or be liable for any default of REC relating to any such termination.
     7.21 Customer Migration. Promptly following execution and delivery of this Agreement, the parties shall develop a plan for the transition of customers of the VA Distribution Business in the Transferred Territory to Buyer in accordance with a plan intended to mitigate to the extent reasonably possible any impact or cost to such customers.
     7.22 Interchange Agreement. At or prior to the Closing, Buyer and Seller will enter into one or more interchange agreements to replace the electric service agreements listed in section (vi) of Schedule 5.14(b) (the “Interchange Agreement”).
     7.23 Power Purchase Agreements. If, at the Closing, ODEC has not agreed to assume all of Seller’s rights and obligations under the Power Purchases Agreements from and after the Effective Time, Buyer will assume such rights and obligations (which Buyer may share with REC as the buyer under the Sister Purchase Agreement) and subject to any administrative revisions to such agreements to reflect Buyer’s status as a cooperative. Such an agreement, if required, will be referred to herein as the “PPA Assignment and Assumption Agreement.”
     7.24 Borderline Operational Matters. Promptly following execution and delivery of this Agreement, the parties shall negotiate in good faith an agreement addressing borderline operational matters relating to the sale of the VA Distribution Business in the Transferred Territory and equitably allocating costs and expenses relating thereto.
     7.25 West Virginia Assets. As soon as practicable after execution hereof, Seller and Buyer shall negotiate in good faith with respect to the sale of the Buyer’s electric distribution assets in West Virginia to the Seller on the terms substantially similar to the terms of this Agreement.

ARTICLE VIII
CONDITIONS
     8.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:
          (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;
          (b) No preliminary or permanent injunction or other order or decree by any federal or state court or other Governmental Entity that prevents the consummation of the transactions contemplated hereby or affects materially and adversely the right of Buyer to own the Transferred Business or to provide electric distribution service in the Transferred Territory in a manner consistent with the past practices of Seller shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal Governmental Entity that prohibits the consummation of the transactions contemplated hereby; and
          (c) The Seller Third-Party Consents shall have been obtained.
     8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:
          (a) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing or reasonably be expected to occur;
          (b) Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;
          (c) All representations and warranties of Seller set forth in this Agreement that are not qualified by materiality (or similar words) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period are true and correct as of, or in respect of, such date or period;
          (d) Each of the representations and warranties of Seller that are qualified by materiality or Material Adverse Effect (or similar words) shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be are true and correct as of, or in respect of, such date or period;

          (e) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) have been satisfied by the Seller;
          (f) The Seller Required Regulatory Approvals in Schedule 5.3(b) and the Buyer Required Regulatory Approvals in Schedule 6.3(b) shall have been made or obtained and shall have become Final Orders, and such Final Orders shall not impose terms and conditions that would reasonably be expected to have a Material Adverse Effect or Buyer Material Adverse Effect;
          (g) Seller shall have executed, and shall be prepared to deliver at the Closing, the Related Agreements and all other documents and items required to be delivered by Seller pursuant to Section 4.3 and Buyer shall have obtained the approval described in Schedule 6.2, if any; and
          (h) Seller shall have discharged and obtained full release of all liens on the Acquired Assets arising under the mortgage bonds identified in Schedule 2.4(f).
     8.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:
          (a) Buyer shall have performed and complied with in all material respects its respective covenants and agreements contained in this Agreement that are required to be performed and complied with by Buyer on or prior to the Closing Date;
          (b) All representations and warranties of Buyer set forth in this Agreement that are not qualified by materiality or Buyer Material Adverse Effect (or similar words) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period are true and correct as of, or in respect of, such date or period;
          (c) Each of the representations and warranties of Buyer that are qualified by materiality or Buyer Material Adverse Effect (or similar words) shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be are true and correct as of, or in respect of, such date or period;
          (d) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied;
          (e) The Seller Required Regulatory Approvals in Schedule 5.3(b) and the Buyer Required Regulatory Approvals in Schedule 6.3(b) shall have been made or obtained and shall have become Final Orders, and such Final Orders shall not impose any liability, cost or expense on Seller in excess of $250,000 or impose any restriction or obligation materially, adversely impair Seller’s ability to operate its business with respect to its remaining transmission assets substantially in the manner operated after the Effective Time;
          (f) Buyer shall have executed and shall be prepared to deliver at the Closing the Related Agreements and all other documents required to be delivered by Buyer pursuant to Section 4.4; and
          (g) The transactions contemplated by the Sister Purchase Agreement shall have been consummated simultaneously with the Closing; provided, that this condition shall be deemed satisfied if either of the mechanisms of Section 7.20(a) or (b) occur and closing occurs simultaneously herewith under such replacement Sister Purchase Agreement with the Buyer.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
     9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall expire with, and be terminated on, the eighteen (18) month anniversary of the Closing Date, and such representations and warranties shall not survive such date; provided, that the representations and warranties with respect to Sections 5.8 and 5.17 shall survive until four months following the applicable statute of limitations with respect thereto. Notwithstanding the preceding sentence, with respect to any claim for breach of representation or warranty in respect of which indemnity may be sought under this Agreement, such claim shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of such claim shall have been given to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties (including the covenants and agreements of the parties set forth in this Article IX) contained in this Agreement shall survive the Closing.
     9.2 Indemnification.
          (a) From and after the Closing Date, Seller will indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, partners, members, agents and representatives, each in their capacity as such (the “Buyer Indemnified Parties”), from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), incurred by Buyer Indemnified Parties as a result or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) a breach by Seller of the representations and warranties contained in Article V hereof or any Related Agreement; or (iii) the Retained Obligations; provided, however, that Seller shall have no liability or other obligation to the Buyer Indemnified Parties in respect of the representations and warranties set forth in Article V hereof (including claims for indemnification under this Section 9.2, contractual misrepresentation, negligent misrepresentation or otherwise relating in any way or based on reliance on such representations or warranties), (i) for any individual Indemnifiable Loss that does not exceed $25,000 (a “De Minimis Loss”); (ii) unless and until the aggregate of such Indemnifiable Losses (excluding all De Minimis Losses) incurred by Buyer Indemnified Parties exceeds $250,000; and (ii) for an aggregate of such Indemnified Losses or other payments or costs of any kind in excess of twenty percent (20%) of the Final Purchase Price, such amount being an absolute cap on

Seller’s liability in respect of the representations and warranties set forth in this Agreement (other than with respect to Section 5.8 as to which the cap on Seller’s liability shall be the Final Purchase Price less any amounts paid in other indemnifications claims pursuant to this Section 9.2(a)); and provided further that no claim may be brought on the basis of a breach by Seller of any covenant or agreement to the extent such covenant or agreement is to be performed by Seller prior to the Effective Time unless such claim is brought by a Buyer Indemnified Party prior to the first anniversary of the Effective Time.
          (b) From and after the Closing Date, Buyer will indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, shareholders, partners, members, agents, and representatives, each in their capacity as such (the “Seller Indemnified Parties”), from and against any and all Indemnifiable Losses incurred by Seller Indemnified Parties as a result of (i) any breach by Buyer of any covenant or agreement contained in this Agreement, (ii) any breach by Buyer of the representations and warranties contained in Article VI hereof or any Related Agreement; or (iii) the Assumed Obligations; provided, however, that Buyer shall have no liability or other obligation to the Seller Indemnified Parties in respect of the representations and warranties set forth in Article VI hereof (including claims for indemnification under this Section 9.2, contractual misrepresentation, negligent misrepresentation or otherwise relating in any way or based on reliance on such representations or warranties), (i) for any individual Indemnifiable Loss that does not exceed the De Minimis Loss; (ii) unless and until the aggregate of such Indemnifiable Losses (excluding all De Minimis Losses) incurred by Seller Indemnified Parties exceeds $250,000; and (iii) for an aggregate of such Indemnified Losses or other payments or costs of any kind in excess of twenty percent (20%) of the Final Purchase Price, such amount being an absolute cap on Buyer’s aggregate liability in respect of the representations and warranties set forth in this Agreement; provided, however, that no claim may be brought on the basis of a breach by Buyer of a covenant or agreement to be performed by Buyer prior to the Effective Time unless such claim is brought by a Seller Indemnified Party prior to the first anniversary of the Effective Time.
          (c) Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies or from other third parties so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account net Tax benefit, less, in each case, any costs (including fees and disbursements of counsel) or expenses (including increased insurance premiums) incurred in connection with recovering any of the foregoing.
          (d) The expiration, termination or extinguishment of any representation, warranty, covenant or agreement shall not affect the parties’ obligations under this Section 9.2 if, prior to such expiration, termination or extinguishment, the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought pursuant to this Section 9.2.

          (e) Each party hereto acknowledges and agrees that, except as set forth in Section 9.2(f), if the Closing occurs, the provisions of this Article IX and Sections 3.1, 3.2, 3.3, 7.7 or 10.1(f) shall be the exclusive remedy of such party with respect to any matter arising under this Agreement; provided, however, that the foregoing shall not limit the right of any such party to seek any equitable remedy available to enforce the rights of such party under this Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, any amounts paid or payable by Seller or Buyer in accordance with Section 10.1(f) shall not be subject to the limitations on indemnification, including the De Minimis Losses or caps, set forth in this Article IX.
          (f) Each party hereto agrees that notwithstanding any provision in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to actual or constructive fraud of the other parties.
          (g) Any indemnity payment under this Agreement shall be treated for all purposes by both parties as an adjustment to the Purchase Price, unless otherwise required by law.
     9.3 Defense of Claims.
          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee’s own expense.
          (b) If within ten (10) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. If there is a conflict of interests between Indemnitee and Indemnifying Party, Indemnitee may elect to be represented by its own counsel at Indemnifying Party’s expense. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may accept and agree to such offer in its sole discretion.
          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable.
          (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the U.S. prime rate then in effect published in the Wall Street Journal, Eastern Edition), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.3(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.
          (e) A failure to give timely notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party that was entitled to receive such notice was actually prejudiced as a result of such failure.
ARTICLE X
TERMINATION AND ABANDONMENT
     10.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.
          (b) This Agreement may be terminated by Seller or Buyer if the Closing contemplated hereby shall have not occurred on or before May 1, 2010, as extended on a day-for-day basis during any arbitration proceeding pursuant to Section 10.1(f) (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on such date, any Buyer Required Regulatory Approval or any Seller Required Regulatory Approval shall not have been obtained, or shall not have become a Final Order, but all other conditions to the Closing shall have been satisfied, or are of the sort that can be satisfied and are capable of being satisfied at Closing, then (i) subject to Buyer receiving an extension of at least one of its Commitment Letters covering the extended period, Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) prior to the date that is 180 days after such date, and (b) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) prior to the date that is 180 days after such date.
          (c) This Agreement may be terminated by Seller or Buyer if (i) any Seller Required Regulatory Approval listed in Schedule 5.3(b) or Buyer Required Regulatory Approval listed in Schedule 6.3(b) shall have been denied by a final, non-appealable order, judgment or decree, (ii) one or more federal or state courts of competent jurisdiction in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(c)(ii) shall have used commercially reasonable efforts to seek relief from such order, judgment or decree; or (iii) any statute, rule or regulation shall have been enacted by any Governmental Entity which prohibits the consummation of the Closing.
          (d) This Agreement may be terminated by Buyer if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any condition to the obligations of Buyer to effect the Closing not to be satisfied or has had or is reasonably expected to have a Material Adverse Effect or Buyer Material Adverse Effect, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 45 days following receipt by Seller of notice of such breach from Buyer.
          (e) This Agreement may be terminated by Seller if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which would cause any condition to the obligations of Seller to effect the Closing not to be satisfied or has had or is reasonably expected to have a Buyer Material Adverse Effect, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 45 days following receipt by Buyer of notice of such breach from Seller.
          (f) This Agreement may be terminated by Buyer if both (i) within 90 days after the delivery of the test results pursuant to Section 7.19 (to the extent Seller has such results) Buyer provides Seller with written notice (together with a copy of the underlying report) that an environmental consulting firm appointed by Buyer and reasonably consented to by Seller estimates that the costs of Remediation for all or any portion of the Owned Real Property, a Transferred Easement or any real property lease to be assumed by Buyer at Closing (using the lowest cost response allowed under Environmental Laws that is consistent with prudent industry practices) are reasonably likely to exceed $1 million, and (ii) Seller shall not have agreed within 90 days after receipt of such notice to reimburse Buyer all of the actual out-of-pocket costs of Remediation in excess of $1 million; provided, that if Seller disagrees with the determination made by such environmental consulting firm of the costs of Remediation, then Seller shall perform such additional investigation, including soil and groundwater sampling and analysis, as shall be reasonably necessary to confirm Seller’s estimates or dispute Buyer’s estimates, and may submit the issue of determining such costs to arbitration in accordance with Section 11.13 below. If Seller exercises its right to arbitration regarding such a dispute, Buyer may not terminate this Agreement pursuant to this Section 10.1(f) unless and until the arbitration process and any associated appellate rights have been exhausted and Seller shall have had a 30-day period from the conclusion of such proceedings to make the reimbursement payments (as such costs are actually incurred) or to commit to complete such Remediation as provided in the applicable award.
          (g) This Agreement may be terminated by Seller if Buyer shall not have obtained the approval described in Schedule 6.2 on or prior to August 25, 2009.
     10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by one or more of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
          (a) Said termination shall be the sole remedy of the parties hereto with respect to breaches of any representation, warranty, covenant or agreement contained in this Agreement and none of the parties hereto nor any of their respective directors, officers, Affiliates or advisors, as the case may be, shall have any liability or further obligation to any other party or any of their respective directors, officers, Affiliates or advisors, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.5 and 7.6; provided, however, that no such termination shall relieve any party from any liability arising from the willful or intentional breach of this Agreement occurring prior to such termination; and
          (b) All filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Amendment and Modification. Subject to applicable Laws, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.
     11.2 Waiver of Compliance; Consents. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Failure of a party to terminate this Agreement pursuant to Section 10.1(d) or 10.1(e) shall not constitute a waiver of such representation, warranty or covenant or an amendment of this Agreement or any schedule or exhibit hereto.
     11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (if followed by mail, by overnight courier or registered or certified mail in the manner described in this Section 11.3) or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
(a)	If to Seller, to:

The Potomac Edison Company 800 Cabin Hill Drive Greensburg, Pennsylvania Facsimile: (724) 830-7806 Attention: Kathryn Patton

with a copy to:

Allegheny Power 800 Cabin Hill Drive Greensburg, Pennsylvania 15601 Facsimile: (724) 838-6095 Attention: Mark Joensen

and

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Facsimile: (713) 615-5855 Attention: Keith R. Fullenweider

(b)	If to Buyer, to:

Shenandoah Valley Electric Cooperative 147 Dinkel Avenue Mt. Crawford, VA 22841 Facsimile: (540) 574-7230 Attention: Chief Executive Officer

with a copy to:

Orrick, Herrington & Sutcliffe LLP 1152 15th Street, N.W. Washington, D.C. 20005-1706 Facsimile: (202) 339-8500 Attention: Kyle W. Drefke

All such notices and other communications hereunder shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by facsimile, on the day such facsimile is confirmed as received by the receiving facsimile machine (provided that a copy is also sent by overnight courier or registered or certified mail), (iii) if by overnight courier, on the first business day following the day on which the notice or other communication was sent, and (iv) if by registered or certified mail, on the third day after registration or certification of such notice or other communication.
     11.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party.
     11.5 Rights Under This Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and insure solely to the benefit of the parties hereto. Except as provided in Section 9.2, this Agreement is not intended to confer upon any Person other than the parties hereto any rights hereunder.
     11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
     11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.8 Interpretation; Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     11.9 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. The Seller disclosure schedules are collectively referred to herein as the “Disclosure Schedules.” The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of Seller contained herein. Items set forth in any Disclosure Schedule shall be deemed to have been disclosed in each other Disclosure Schedule to which the information disclosed therein is responsive or applicable to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is responsive or applicable thereto. The inclusion of an item does not necessarily mean, and should not be construed as an admission, that the item included will have, or is or would reasonably be expected to have, a Material Adverse Effect or otherwise is material to Seller or the relevant Section of the Agreement; Seller in many instances is disclosing more information than the Agreement requires.

     11.10 Entire Agreement. This Agreement and the Related Agreements including the Exhibits, Schedules, Disclosure Schedules, documents, certificates and instruments referred to herein or therein, and, to the extent expressly provided herein, the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Information Memorandum, dated March 20, 2009, or the Request for Proposal, dated March 20, 2009, previously made available to Buyer by Seller). This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such transactions other than, to the extent expressly provided herein, the Confidentiality Agreement.
     11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     11.12 Submission to Jurisdiction. Buyer and Seller submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement and, subject to Section 11.13 hereof, agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Buyer and Seller also agree not to bring any action or proceeding arising out of this Agreement in any other court.
     11.13 Arbitration.
          (a) Except as otherwise provided herein, and with the exception of the “Post-Closing True-Up” of Section 3.2, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date), and relating to, resulting from or arising out of any provision of this Agreement, the party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other party hereto shall submit to the party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.
          (b) The chief executive officers (or any other executive officer or officers directly reporting to, or duly designated by, such chief executive officers) of each of the parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith;

provided, however, that such meeting shall be held at the principal offices of the party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty (60) days after the written notice of dispute is given pursuant to paragraph (a) above. Each party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.
          (c) If (i) a meeting has been held in accordance with paragraph (b) above, (ii) any such dispute of the kind referred to in paragraph (a) shall not have been resolved at such meeting, and (iii) the aggregate amount in dispute exceeds $50,000, then either party may submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules and procedures for Large, Complex Commercial Disputes of the American Arbitration Association (the “Commercial Arbitration Rules”). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one arbitrator selected by each party within thirty (30) days after the meeting held in accordance with paragraph (b) above with the third selected by the other two arbitrators or, in the absence of agreement between them, the American Arbitration Association), the venue of the arbitration shall be Washington, D.C., the language of the arbitration shall be English, the decision shall be made in writing and be made under the applicable U.S. Federal or Commonwealth of Virginia substantive law, and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with paragraph (b) above. The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the parties and their respective Representatives, and may be entered in any court of competent jurisdiction. The parties intend that the provisions of this Section 11.13 will apply to all disputes arising out of this Agreement. Other than the fees and expenses of the arbitrators, which shall be shared equally by the parties, each party shall bear its own costs and expenses (including attorneys’ fees and expenses) relating to the arbitration. Punitive, special or exemplary damages shall not be recoverable in the arbitration and the panel shall not have the power to award punitive, special or exemplary damages or to find that this limitation is waived or inapplicable, regardless of whether a court so finds under the applicable Law.
          (d) All arbitration proceedings under this Section 11.13, including all communications, proceedings, decisions, or awards relating to any such arbitration, shall be kept strictly confidential, shall not be subject to disclosure except as may be required by Law, or for the provisions of professional advice to which the arbitration is relevant, and shall not be used as evidence in any judicial or administrative proceeding, except in connection with any application for confirmation, modification, vacation, or entry of judgment on the award to which the communications or proceedings relate.
     11.14 Certain Remedies. Each Party agrees that the remedy at law for any breach or threatened breach by it of any of the covenants or agreements contained in this Agreement will be inadequate and that in the event of such breach or threatened breach each of such provisions shall be specifically enforceable against the breaching Party by injunction, judgment or other court order, temporary or, permanent or both. Nothing in this Section shall limit the remedies available at law or in equity for any such breach or threatened breach of any of such provisions, and judicial remedies available pursuant to this Section shall be cumulative and not exclusive of any other judicial remedies otherwise available; provided, however, that no

Party shall have any right to rescind this Agreement as a result of the breach or default of any other Party hereunder, and any and all rights of rescission are hereby waived.
[Signature page follows]

     IN WITNESS WHEREOF, Seller and Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

THE POTOMAC EDISON COMPANY
By:	/s/ Paul J. Evanson
	Name:	Paul J. Evanson
	Title:	Chairman and Chief Executive Officer

SHENANDOAH VALLEY ELECTRIC COOPERATIVE
By:	/s/ Myron D. Rummel
	Name:	Myron D. Rummel
	Title:	President and Chief Executive Officer

Asset Purchase Agreement
Signature Page

ANNEX A
Annex A
The following Chart A generally identifies the Transferred Territory based upon an allocation between Buyer and REC of the substations (identified in bold) and circuits related to 12 kilovolt distribution lines of the VA Distribution Business. Chart B further generally identifies the allocation between Buyer and REC of the 34.5 and 69 kilovolt sub-transmission lines of the VA Distribution Business. Pursuant to this allocation, in general Buyer will serve Shenandoah, Page and Highland counties, and REC will serve Madison, Fauquier, Clarke, Rappahannock, Culpeper, Orange, Madison, Green and Albemarle counties. Buyer and REC will both serve portions of Frederick and Warren counties and the City of Winchester.
Chart A
Substations and Distribution Line Circuits

	Party	Substation/Circuit
1.	SVEC	BARTONVILLE (FREDRICK CO.)
2.	SVEC	DAIRY (FREDRICK CO.)
3.	REC	FREDERICKTOWNE (FREDRICK CO.)
4.	REC	GREENBRIER (FREDRICK CO.)
5.	REC	LAKESIDE (FREDRICK CO.)
6.	SVEC	MIDDLE ROAD (FREDRICK CO.)
7.	SVEC	ROUTE 11 (FREDRICK CO.)
8.	SVEC	STEPHENS CITY (FREDRICK CO.)
9.	SVEC	TRACKS (FREDRICK CO.)
10.	REC	BERRYVILLE (CLARKE CO.)
11.	REC	BOOM ROAD (CLARKE CO.)
12.	REC	BOYCE (CLARKE CO.)
13.	REC	WEBBTOWN HVD (CLARKE CO.)
14.	REC	BERRYVILLE GRAPHICS (CLARKE CO.)
15.	SVEC	CHEMSTONE (SHENANDOAH CO.)
16.	SVEC	INDUSTRIAL (SHENANDOAH CO.)
17.	SVEC	RESIDENTIAL (SHENANDOAH CO.)
18.	REC	CLEARBROOK (FREDRICK CO.)
19.	REC	EAST (FREDRICK & CLARKE CO.)
20.	REC	SOUTH (FREDRICK & CLARKE CO.)
21.	REC	WEST (FREDRICK CO.)
22.	REC	DOUBLE TOLLGATE (CLARKE CO.)*
23.	REC	ARMEL
24.	REC	NEW TOWN (FREDRICK & WARREN CO.)
25.	REC	ROUTE 522 (FREDRICK & CLARKE CO.)
26.	REC	WHITE POST (CLARKE CO.)
27.	REC	FRONT ROYAL (WARREN CO.)
28.	REC	CHESTER GAP (WARREN & RAPPAHANNOCK CO.)

*	Shared Location with real property and transmission related assets retained by Seller.

Annex A-1

	Party	Substation/Circuit
29.	REC	GUARD HILL ROAD (WARREN CO.)
30.	REC	OLD VA PACKING (WARREN CO.)
31.	SVEC	GENERAL ELECTRIC (FREDRICK CO.)
32.	SVEC	GORE (FREDRICK CO.)
33.	SVEC	WHITACRE HVD (FREDRICK CO.)
34.	SVEC	GREENWOOD (FREDRICK CO.)
35.	SVEC	APPLE BLOSSOM MALL (FREDRICK CO.)
36.	SVEC	BLACK BIRD (FREDRICK CO.)
37.	SVEC	FREDERICK HEIGHTS (FREDRICK CO.)
38.	REC	IZAAK WALTON (FREDRICK CO.)
39.	SVEC	MILLWOOD AVENUE (FREDRICK CO.)
40.	SVEC	PARKINS MILLS (FREDRICK CO.)
41.	REC	SEWER NO. 1 (FREDRICK CO.)
42.	REC	WOODSTOCK LANE (FREDRICK CO.)
43.	SVEC	HAYFIELD (FREDRICK CO.)
44.	SVEC	CHAMBERSVILLE (FREDRICK CO.)
45.	SVEC	GAINSEBORO (FREDRICK CO.) (HAMPSHIRE & BERKELY CO.,WVA)
46.	SVEC	SHAWNEELAND (FREDRICK CO.)
47.	SVEC	KENT STREET (Abandoned)
48.	SVEC	MAIN STREET
49.	SVEC	WINC EAST
50.	SVEC	KLINE’S MILL (FREDRICK CO.)*
51.	SVEC	MARLBORO (FREDRICK & WARREN CO.)
52.	SVEC	MIDDLETOWN (FREDRICK & SHENANDOAH CO.)
53.	REC	LINDEN (WARREN CO.)
54.	REC	APPLE MOUNTAIN (WARREN CO.)
55.	REC	BLUE MOUNTAIN (WARREN & FAQUER CO.)
56.	REC	HIGH KNOB (WARREN CO.)
57.	REC	LINDEN TAP (WARREN CO.)
58.	REC	HAPPY CREEK (WARREN & CLARKE CO.)
59.	REC	SHENANDOAH SHORES (WARREN CO.)
60.	SVEC	NORTH WINCHESTER (FREDRICK CO.)
61.	SVEC	NATIONAL AVENUE (FREDRICK CO.)
62.	SVEC	NORTH CAMERON STREET (FREDRICK CO.)
63.	SVEC	NORTH KENT STREET (FREDRICK CO.)
64.	REC	OLD CHAPEL (CLARKE CO.)
65.	REC	BUCK MARSH (CLARKE CO.)
66.	REC	ROUTE 632 (CLARKE CO.)
67.	REC	REDBUD (FREDRICK CO.)
68.	REC	BERRYVILLE AVE (FREDRICK CO.)
69.	REC	FORT COLLIER (FREDRICK CO.)
70.	REC	PARK CENTER (FREDRICK CO.)
71.	REC	SEWER NO. 2 (FREDRICK CO.)
72.	REC	SMITHFIELD FARMS (FREDRICK CO.)

*	Shared Location with both real property and transmission related assets retained by Seller.

Annex A-2

	Party	Substation/Circuit
73.	REC	STEPHENSON (FREDRICK CO.)
74.	REC	SUNNY SIDE (FREDRICK CO.)
75.	REC	WELLTOWN PIKE (FREDRICK CO.)
76.	REC	RIVERTON (WARREN CO.)*
77.	REC	I-66 (WARREN CO.)
78.	REC	MARY’S SHADY LANE (WARREN CO.)
79.	REC	NINEVAH (WARREN CO.)
80.	SVEC	SOUTH WINCHESTER (FREDRICK CO.)
81.	SVEC	FRONT ROYAL PIKE (FREDRICK CO.)
82.	SVEC	HOSPITAL (FREDRICK CO.)
83.	SVEC	KERNTOWN (FREDRICK CO.)
84.	SVEC	VALLEY PIKE (FREDRICK CO.)
85.	REC	STEPHENSON (FREDRICK CO.)
86.	REC	WHITEHALL (FREDRICK CO.)
87.	SVEC	STRASBURG (SHENANDOAH CO.)
88.	SVEC	AUTOMOTIVE INDUST (SHENANDOAH CO.)
89.	SVEC	INDUSTRIAL (SHENANDOAH CO.)
90.	SVEC	QUEEN STREET (SHENANDOAH CO.)
91.	SVEC	STONESHOP (SHENANDOAH, WARREN, AND FREDRICK CO.)
92.	SVEC	TOPNOT (SHENANDOAH, FREDRICK CO.)
93.	SVEC	TOWN (SHENANDOAH CO.)
94.	SVEC	VALLEY PRESS (SHENANDOAH CO.)
95.	SVEC	SUCCESS ROAD (WARREN CO.)
96.	SVEC	SUCCESS ROAD (WARREN CO.)
97.	SVEC	WEST WINCHESTER (FREDRICK CO.)
98.	REC	ALBIN (FREDRICK CO.)
99.	SVEC	AMHERST (FREDRICK CO.)
100.	SVEC	CEDAR CREEK GRADE (FREDRICK CO.)
101.	REC	FOX DRIVE (FREDRICK CO.)
102.	SVEC	MEADOWBRANCH (FREDRICK CO.)
103.	SVEC	MEDICAL CENTER (FREDRICK CO.)
104.	SVEC	ROUND HILL (FREDRICK CO.)
105.	SVEC	WINCHESTER PUMP (WARREN CO.)
106.	SVEC	WINCHESTER PUMP
107.	SVEC	ZEPP TAP (SHENANDOAH CO.)
108.	SVEC	ZEPP (SHENANDOAH & FREDRICK CO.)
109.	SVEC	MONTEREY (HIGHLAND CO.)
110.	SVEC	MONTEREY #1
111.	SVEC	MONTEREY #2
112.	REC	BARBOURSVILLE HVD (ORANGE CO.)
113.	REC	BARBOURSVILLE (ORANGE CO.)
114.	REC	CRIGGLERSVILLE HVD (MADISON CO.)
115.	REC	CRIGGLERSVILLE (MADISON & RAPPAHANNOCK CO.)
116.	REC	FLINT HILL (RAPPAHANNOCK CO.)
117.	REC	AILEN (RAPPAHANNOCK CO.)

*	Shared Location with both real property and transmission related assets retained by Seller.

Annex A-3

	Party	Substation/Circuit
118.	REC	HUNTLY (RAPPAHANNOCK CO.)
119.	REC	ORLEANS (RAPPAHANNOCK & FAUQUIER CO.)
120.	REC	PRATTS (MADISON CO.)
121.	REC	BRIGHTWOOD (MADISON CO.)
122.	REC	MADISON (MADISON CO.)
123.	REC	SOMERSET (MADISON CO.)
124.	REC	RUCKERSVILLE HVD (MADDISON CO.)
125.	REC	RUCKERSVILLE (MADDISON & GREENE CO.)
126.	REC	SPERRYVILLE (RAPPAHANNOCK CO.)
127.	REC	WASHINGTON (RAPPAHANNOCK CO.)
128.	REC	WOODVILLE (RAPPAHANNOCK & CULPEPPER CO.)
129.	REC	STANDARDSVILLE (GREENE CO.)
130.	REC	SWIFT RUN GAP (GREENE CO.)
131.	REC	WOLFTOWN (GREENE CO.)
132.	SVEC	CARVELL RD. JUNCTION HV (PAGE CO.)
133.	SVEC	CARVELL ROAD (PAGE & WARREN CO.)
134.	REC	FRONT ROYAL (WARREN CO.)
135.	SVEC	BENTONVILLE (WARREN & PAGE CO.)
136.	SVEC	FORK DISTRICT (WARREN & PAGE CO.)
137.	SVEC	PAGE (PAGE CO.)*
138.	SVEC	340 NORTH (PAGE CO.)
139.	SVEC	FAIRVIEW (PAGE CO.)
140.	SVEC	HAWKSBILL (PAGE CO.)
141.	SVEC	INDUSTRIAL (PAGE CO.)
142.	SVEC	MARYE LANE (PAGE CO.)
143.	SVEC	WHITEHOUSE (PAGE CO.)
144.	SVEC	SHENANDOAH (PAGE CO.)*
145.	SVEC	CUB RUN (PAGE CO.)
146.	SVEC	VERBENA (PAGE CO.)
147.	SVEC	VIRGINIA AVE FDR (PAGE CO.)
148.	SVEC	NORTH SHENANDOAH
149.	SVEC	STANLEY (PAGE CO.)
150.	SVEC	ALMA (PAGE CO.)
151.	SVEC	HONEYVILLE (PAGE CO.)
152.	SVEC	TOWN FEEDER (PAGE CO.)
153.	REC	VISCOSE
154.	REC	KENDRICK LAND S.S. (OWNED BY TOWN OF FRONT ROYAL)

*	Shared Location with both real property and transmission related assets retained by Seller.

Annex A-4

Chart B
Sub-transmission Lines

Cooperative/
	From	To	Sec. Name	Diagram Location
1.	Abex Corp. Tap	Abex Corp.	(customer tap)	SVEC
2.	Abex Corp. Tap	South Winchester	GS4	SVEC
3.	Americold	Strasburg	NS5	REC
4.	Barboursville	Virginia Power	VP	REC
5.	Bartonville	General Electric	BGE	SVEC
6.	Bartonville	H.P. Hood	TN1	SVEC
7.	Berryville	Berryville Graphics (Doubleday)	DD	REC
8.	Berryville	Old Chapel	BT3	REC
9.	Bunker Hill Jct. (former)	Clearbrook Tap	MW1	REC
10.	Capitol Records Tap	Capitol Records	(customer tap)	SVEC
11.	Capitol Records Tap	Rubbermaid	GS2	SVEC
12.	Chemstone	Valley Asphalt	NS3	SVEC
13.	Chemstone	Grove Lime	NS2	SVEC
14.	Clearbrook Tap	Clearbrook	(substation tap)	REC
15.	Clearbrook Tap	Zuckerman Tap	MW2	REC
16.	Criglersville	Pratts	HP3	REC
17.	Crown Cork & Seal	Westminster Canterbury	BW2	REC
18.	Cumberland Homes	Viscose	SF1	SVEC
19.	Decapolis Tap	Criglersville	HP2	REC
20.	Decapolis Tap	Decapolis	(substation tap)	REC
21.	Double Toll Gate	H.P. Hood	TN1	SVEC
22.	Double Toll Gate	Berryville	BT1 & BT2	REC
23.	Double Toll Gate	Family Dollar	TD1	REC
24.	Double Toll Gate	Technicon Corp.	NS	REC
25.	Family Dollar	Success Road	TD2	REC
26.	Flint Hill	Sperryville	SP3	REC
27.	Front Royal	Sprint	SP1	REC
28.	General Electric	Capitol Records Tap	GS1	SVEC
29.	Gore	Capon Bridge	GC	SVEC
30.	Hayfield	Unisil Tap	VG4	SVEC
31.	Hazel	Decapolis Tap	HP1	REC
32.	Hazel	ODEC (Rixley)	HR	REC
33.	Hazel	Virginia Power (Culpeper)	HC	REC
34.	Hershey Pasta	Southeast Container	RW0	REC
35.	Linden Tap	Front Royal	RF2	REC
36.	Linden Tap	Linden	LD	REC

Annex A-5

Cooperative/
	From	To	Sec. Name	Diagram Location
37.	Luray Hydro Jct. (LN/PT)	Luray Hydro	PT2	SVEC
38.	Luray Hydro Jct. (LN/PT)	Stanley	LN1	SVEC
39.	North Shenandoah	Newport	NN	SVEC
40.	North Winchester	O’Sullivan Rubber Tap	SW	SVEC
41.	Old Chapel	Gaylord	GO	REC
42.	O’Sullivan Harris Tap	Abex Corp. Tap	GS3	SVEC
43.	O’Sullivan Harris Tap	O’Sullivan Harris	(customer tap)	SVEC
44.	O’Sullivan Rubber Tap	O’Sullivan Rubber	(customer tap)	SVEC
45.	O’Sullivan Rubber Tap	South Winchester	SW1	SVEC
46.	Page	Wrangler Annex Tap	PF	SVEC
47.	Page	Wrangler Tap	PC1	SVEC
48.	Panorama	Sperryville	PC3	SVEC
49.	Pen-Tab	Dupont Front Royal	DR2	REC
50.	Perry	Valley Protein	VG2	SVEC
51.	Pratts	Webster Brick	BB5	REC
52.	Redbud	Crown Cork & Seal	BW1	REC
53.	Redbud	Gaylord	RK	REC
54.	Redbud	Hershey Pasta	RW	REC
55.	Redbud	North Winchester	NR	REC
56.	Riverton	Pen-Tab	DR1	REC
57.	Riverton	Riverton Lime	TR1	REC
58.	Riverton	Warren Hydro Tap	RF1	REC
59.	Riverton Lime	Front Royal	TR2	REC
60.	Rubbermaid	O’Sullivan Harris Tap	GS2	SVEC
61.	Ruckersville Tap	Pratts	SR4	REC
62.	Shenandoah	North Shenandoah	SN	SVEC
63.	Shenandoah	Shenandoah Hydro	HS	SVEC
64.	Shenandoah	Stanardsville	SR1	REC
65.	South Winchester	West Winchester	WS	SVEC
66.	South Winchester	West Winchester	WW	SVEC
67.	Southeast Container	North Winchester	RW1	SVEC
68.	Sperryville	Hazel	SV	REC
69.	Sprint	Flint Hill	SP2	REC
70.	Stanardsville	Wolftown Tap	SR2	REC
71.	Stanley	Newport	LN2	SVEC
72.	Strasburg	Virginia Power (Fisher’s Hill)	FH	SVEC

Annex A-6

Cooperative/
	From	To	Sec. Name	Diagram Location
73.	Strasburg	Winchester Pump Tap	SF	SVEC
74.	Strasburg	Zepp Tap	BA1	SVEC
75.	Success Road	Toray Plastics	TD3	REC
76.	Technicon Corp.	Grove Lime	NS1	SVEC
77.	Toray Plastics	Dupont Front Royal	TD4	REC
78.	Unisil Tap	Gore	VG5	SVEC
79.	Unisil Tap	Unisil	(customer tap)	SVEC
80.	Valley Asphalt	Americold	NS4	SVEC
81.	Valley Protein	Hayfield	VG3	SVEC
82.	Viscose	Front Royal	VR	REC
83.	Warren Hydro Tap	Linden Tap	RF1	REC
84.	Warren Hydro Tap	Warren Hydro	WR	REC
85.	Webster Brick	Barboursville	VP	REC
86.	Westminster Canterbury	West Winchester	BW3	REC
87.	West Winchester	Perry	VG1	SVEC
88.	Winchester Pump Tap	Cumberland Homes	SF0	SVEC
89.	Winchester Pump Tap	Winchester Pump	WP	SVEC
90.	Wolftown Tap	Ruckersville Tap	SR3	REC
91.	Wrangler Annex Tap	Luray Hydro Jct. (LN/PT)	PT1	SVEC
92.	Wrangler Annex Tap	Wrangler Annex	(customer tap)	SVEC
93.	Wrangler Tap	Panorama	PC2	SVEC
94.	Wrangler Tap	Wrangler	(customer tap)	SVEC
95.	Zepp Tap	Wardensville	BA2	SVEC
96.	Zuckerman Tap	Redbud	MW2	REC
97.	Zuckerman Tap	Zuckerman	(customer tap)	REC
98.	Dublin 166 WVA-VA line (69kv)	Monterey		SVEC
Notwithstanding the foregoing, this Annex A may not identify all substations, circuits or sub-transmission lines to be transferred by Seller to Buyer pursuant to this Agreement or REC pursuant to the Sister Purchase Agreement and is not intended to supplement, alter, modify or change the purchase and sale obligations of Buyer and Seller pursuant to Article II of this Agreement.

Annex A-7

EXHIBIT A
DEFINITIONS
     As used in this Agreement, the following terms have the meanings specified in this Exhibit A. Cross-references to definitions of capitalized terms used in this Agreement but not defined in this subsection (a) appear in subsection (b) of this Exhibit A.
     (1) “Accounts Receivable” means all accounts receivable, as of the applicable date, of the VA Distribution Business in the Transferred Territory determined in accordance with GAAP consistently applied, except without deduction or reserve relating to collectability, bad debts or similar adjustments.
     (2) “Accounts Receivable Purchase Amount” means, as of any date, the sum of (i) Accounts Receivable which are current or less than thirty (30) days past due as of such date and Unbilled Revenue as of such date times 0.99, plus (ii) Accounts Receivable thirty (30) or more days past due as of such date times 0.978.
     (3) “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     (4) “Agreement” has the meaning set forth in the Preamble.
     (5) “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered at Closing by the Buyer and the Seller, substantially in the form of Exhibit B hereto pursuant to which Seller shall assign the Transferred Contracts, certain other intangible assets and certain other Assigned Assets, and Buyer shall accept such assignment and assume the Assumed Obligations.
     (6) “Auction Revenue Rights” means entitlements allocated annually by PJM to firm transmission service customers under the PJM OATT that entitle the holder to receive an allocation of the revenues from PJM’s annual FTR auction.
     (7) “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day that banking institutions in the City of New York, New York are authorized by law or other governmental action to close.
     (8) “Buyer Material Adverse Effect” means an event, change or circumstance that is reasonably likely to (a) materially adversely affect or delay, directly or indirectly, the ability of Buyer to consummate the transactions contemplated by this Agreement or the Related Agreements or to perform its obligations hereunder, (b) materially adversely affect Buyer’s ability to own or operate the VA Distribution Business in the Transferred Territory in a manner consistent with past practices of Seller or (c) materially adversely affect Buyer, other than any such event, change or circumstance that arises from or is attributable to (i) entering into this Agreement or the announcement of the transactions contemplated hereby, (ii) changes in applicable Laws, regional transmission organization policies, procedures or rules or reliability standards, (iii) general conditions in the national, regional or state electric utility industry or in wholesale or retail markets or prices for electric power or fuel, (iv) changes or development in financial or securities markets, interest rates or the economy in general, (v) the outbreak or

Exhibit A-1

escalation of hostilities or the declaration by the United States of a national emergency or war, or (vi) acts of terrorism, other than acts materially damaging the Seller’s facilities in the Commonwealth of Virginia.
     (9) “Buyer Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.
     (10) “Buyer’s Shared Equipment” means all positrons, annuciators, substation telephones or other similar equipment located on the Shared Locations except for those substations on the Excluded Real Property.
     (11) “CERCLA” means the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and any amendments thereto.
     (12) “Claims” means any lawsuits, claims, arbitral proceedings, governmental investigations or other legal proceedings.
     (13) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
     (14) “Code” means the Internal Revenue Code of 1986, as amended.
     (15) “Collective Bargaining Agreement” means that certain agreement between Allegheny Energy and Local Union No 102 Utility Workers Union of America, entered into the 13th day of January 2006.
     (16) “Commitment Letters” means (i) the Commitment Letter, dated May 4, 2009, provided to Buyer by National Rural Utilities Cooperative Finance Corporation, and (ii) the Commitment Letter, dated May 1, 2009, provided to Buyer by CoBank, ACB, in either case with respect to the financing of the acquisition contemplated by this Agreement.
     (17) “Contract” means any contract (written or oral), agreement, obligation, commitment, note, bond, license, mortgage, indenture, lease, guarantee or other instrument and rights thereunder.
     (18) “Confidentiality Agreement” means the Confidentiality Agreement, dated February 20, 2008, by and between Allegheny and Buyer.
     (19) “Congestion Revenue Rights” or “CRR” means the current or any successor congestion management mechanism or mechanisms as may be employed by PJM (whether set forth in the PJM Tariff or elsewhere) for the purpose of allocating financial congestion hedges.
     (20) “Correction Adjustment” means any corrections necessary to reflect Acquired Assets or Assumed Obligations that were properly includable in or excludable from either the 2008 Statement or the Estimated NBV, Customer Deposits or Designated Asset Values in the Purchase Price Certificate but were not so included or excluded.

Exhibit A-2

     (21) “Current Assets” means the Seller’s assets used in the VA Distribution Business that are properly classified as “current assets” in accordance with GAAP and the FERC’s Uniform System of Accounts.
     (22) “Current Liabilities” means the Seller’s liabilities used in the VA Distribution Business that are properly classified as “current liabilities” in accordance with GAAP and the FERC’s Uniform System of Accounts.
     (23) “Customer Deposits” means customer deposits, construction advances, contributions in aid of construction or other security for the provision of distribution services (whether in form of cash, letter of credit, or otherwise) and third-party prepayments, including any accrued interest thereon; provided, that with respect to letters of credit, surety bonds or similar instruments, “Customer Deposits” shall not include such instruments if the obligor thereunder has provided Buyer a substitute instrument permitting Buyer to draw thereunder prior to the Effective Time in lieu thereof.
     (24) “Designated Assets Value” means, as of any date, the sum of the Accounts Receivable Purchase Amount, plus the amount of the Regulatory Assets, if any, less the amount of the Regulatory Liabilities, if any, in each case as of such date.
     (25) “Distribution Facilities” means electric distribution facilities owned by Seller and located in the Transferred Territory, including all distribution poles, wires, and installed equipment (overhead and underground), including all lines of 100 kilovolts or less, all transformers with low side bushings below 100 kilovolts (whether serving sub-transmission or distribution lines), the assorted high-side protective devices and the bus or conductor between these protective devices and transformers.
     (26) “Easements” means all easements, rights of way, prescriptive rights, railroad crossing agreements, stream and river crossing agreements, road and highway crossing agreements and other ways of necessity, and other similar real property grants, including those granted under permits whether or not of record.
     (27) “Employees” refers to all current employees of Seller or its Affiliates who work in the Transferred Business and are listed on Schedule 5.13(d).
     (28) “Employee Stock Ownership and Savings Plan” means that certain Allegheny Energy Employee Stock Ownership and Savings Plan, effective January 1, 2006, as amended from time to time.
     (29) “Encumbrances” means any mortgages, pledges, liens, leases, security interests, easements, activity and use limitations, restrictions, defects of title, conditional and installment sale agreements, or other similar encumbrances.
     (30) “Environmental Conditions” means the presence in or Release to the environment, including air, surface and subsurface water, groundwater, soil and sediments, of Hazardous Substances, including any migration of Hazardous Substances through air, surface and subsurface water, groundwater, soil and sediments, at, to or from any Site, regardless of when such presence or Release occurred or is discovered.

Exhibit A-3

     (31) “Environmental Laws” means all Laws relating to (a) pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata); (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance; (c) the manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance; or (d) workplace health and safety.
     (32) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (33) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     (34) “FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
     (35) “Final Order” means a judgment, order or decree of the relevant Governmental Entity that has not been reversed, stayed, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable Laws before the transactions contemplated hereby or in the Related Agreements may be consummated has expired (but without the requirement for expiration of any applicable rehearing period), and as to which all conditions to the consummation of such transactions prescribed by applicable Laws have been satisfied.
     (36) “Final Purchase Price” means (a) the Closing Payment, (b) plus or minus, as applicable, any amount paid pursuant to Section 3.2(d), (c) plus any amount paid pursuant to Section 3.2(f).
     (37) “Financial Transmission Right” or “FTR” means a financial instrument that entitles the holder to receive compensation from PJM for certain congestion-related transmission charges that arise when the grid is congested and differences in locational marginal prices result from the redispatch of generators out of merit order to relieve congestion in the PJM day-ahead market.
     (38) “FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit C hereto.
     (39) “GAAP” means Generally Accepted Accounting Principles for financial reporting as in effect as of the Effective Time in the United States, applied on a consistent basis.
     (40) “Good Utility Practices” means any practices, methods, standards, guides, or acts, as applicable, that (a) are generally accepted in the region during the relevant time period for use in the electricity transmission and distribution industry, (b) are commonly used in prudent electricity transmission and distribution engineering, construction, project management and operations, and (c) would be expected if the Transferred Business is to be conducted at a reasonable cost in a manner consistent with Laws applicable to the Transferred Business and the objectives of reliability, safety, environmental protection, economy and expediency. Good Utility Practices are intended to be acceptable practices, methods, or acts generally accepted in

Exhibit A-4

the region, and are not intended to be limited to the optimum practices, methods, or acts to the exclusion of all others.
     (41) “Governmental Entity” means any federal, state or local executive, legislative, judicial, regulatory authority, agency, commission, body, department, board, court, tribunal or other governmental entity of the United States.
     (42) “Hazardous Substance” means any substance regulated or as to which liability may be incurred under any applicable Environmental Law, including any petroleum hydrocarbons or products Released into the Environment, asbestos or polychlorinated biphenyls and any other chemical, material or substance defined or subject to regulation as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “toxic substance,” “solid waste,” “contaminant” or “pollutant” or words of similar meaning or import found in any applicable Environmental Law.
     (43) “Holding Company Act” means the Public Utility Holding Company Act of 1935, as amended.
     (44) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     (45) “Income Tax” means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.
     (46) “Independent Accounting Firm” means an independent accounting firm of national reputation mutually appointed by Seller and Buyer but excluding Seller’s and Buyer’s own independent auditors. Prior to the selection of an Independent Accounting Firm, Seller and Buyer shall provide to each other details as to compensation paid to such Independent Accounting Firm and reasonably expected to be paid to such Independent Accounting Firm along with a description of the nature of the services provided or to be provided for the prior two-year period and upcoming one-year period.
     (47) “Intellectual Property” means all patents, copyrights, trademarks, trade names, mask works, service marks, service names, logos, domain names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulas, research and development data, databases, computer software programs and any other intellectual property as provided by applicable law, and any registrations or applications for the same and all goodwill associated therewith.
     (48) “Inventories” means materials, spare parts, supplies and other items of inventory in each case to the extent property classified as inventory in accordance with GAAP, primarily related to the VA Distribution Business in the Transferred Territory.

Exhibit A-5

     (49) “Laws” means all federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, legally enforceable requirements of any Governmental Entity (including any taxing authority that may not otherwise be treated as a Governmental Entity for purposes of this Agreement) or the common law, in each case, in effect as of the Effective Time.
     (50) “Liabilities” means any debts, liabilities, commitments or obligations of any kind, character or nature whatsoever.
     (51) “Losses” means all damages, disbursements, losses, costs, and expenses, including reasonable attorneys’ fees and expenses.
     (52) “LSE” shall have the meaning set forth in the PJM Agreements.
     (53) “Material Adverse Effect” means a material adverse change in, or effect on, the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Transferred Business taken as a whole, or that prevents, would prevent, or materially impairs or delays the ability of Seller to perform its obligations hereunder, the consummation of the Closing or Buyer’s ability to own, operate or maintain the VA Distribution Business in a manner consistent with Good Utility Practice, other than any such change or effect that arises from or is attributable to (a) entering into this Agreement or the announcement of the transactions contemplated hereby, (b) changes in applicable Laws, regional transmission organization policies, procedures or rules or reliability standards, (c) general conditions in the national, regional or state electric utility industry or in wholesale or retail markets or prices for electric power or fuel, (d) changes or development in financial or securities markets, interest rates or the economy in general, (e) the outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war, or (f) acts of terrorism, other than acts materially damaging the Seller’s facilities in the Commonwealth of Virginia.
     (54) “Net Book Value of the Acquired Assets” means, with respect to any date, the net book value of the Acquired Assets (not including Accounts Receivable, Unbilled Revenue or Regulatory Assets) as of such date, less the Assumed Obligations (not including Customer Deposits or Regulatory Liabilities) specified on Schedule 5.5. Other than the Assumed Obligations specified on Schedule 5.5, the Net Book Value of the Acquired Assets will not be adjusted for other Assumed Obligations.
     (55) “Off-Site Location” means any real property other than a Site.
     (56) “Order” means any award, decision, injunction, judgment, order, consent order, writ, decree, consent decree, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Entity, or arbitrator, each of which possesses competent jurisdiction.
     (57) “Permits” means all permits, subdivision approvals, variances, licenses, franchises and other authorizations (excluding franchise agreements or similar authorizations to serve municipalities), consents and approvals issued by a Governmental Entity under Environmental Laws or other Laws.

Exhibit A-6

     (58) “Permitted Encumbrances” means
          (a) statutory liens for current Taxes or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established;
          (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, or the validity of which are being contested in good faith by appropriate proceedings;
          (c) with respect to any Owned Real Property, Transferred Easement or other possessory interest of Seller in real property, Encumbrances, covenants, Easements, restrictions and other title matters (including encroachments and imperfections in or failures of title) and defects (whether or not recorded) that do not or would not adversely and materially interfere with the operation of that portion of the Transferred Business currently conducted on such property or the Transferred Business as a whole;
          (d) Encumbrances securing the payment or performance of any of the Assumed Obligations and Encumbrances released or terminated on or before the Closing;
          (e) all applicable zoning ordinances and land use restrictions of a Governmental Entity in effect as of the date of this Agreement and all changes to or new adoptions of zoning ordinances and land use restrictions prior to the Effective Time that do not adversely and materially interfere with the operation of that portion of the Transferred Business conducted on such Real Property or the Transferred Business as a whole;
          (f) all matters shown on surveys obtained by, and acceptable to, Buyer;
          (g) the terms and provisions of all Contracts listed on Schedule 5.14(a);
          (h) the terms and provisions of any deed, assignment or other conveyance document by which any Owned Real Property has been conveyed or otherwise transferred prior to the date hereof, to the extent such Owned Real Property has been conveyed or otherwise transferred prior to the date hereof; and
          (i) easements, restrictions, and covenants which do not materially detract from the value of the related property as currently used or materially interfere with the present use of such property or the operation of the Transferred Business.
     (59) “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or a department or agency thereof.
     (60) “PJM” means PJM Interconnection, LLC or any successor organization thereto,
     (61) “PJM Agreements” means the PJM OATT, PJM Operating Agreement, PJM RAA, PJM West RAA, and any other applicable PJM manuals, market rules, procedures or

Exhibit A-7

documents, or any successor, superceding or amended versions that may take effect from time to time.
     (62) “PJM Load Zone” shall have the meaning set forth in the PJM Agreements.
     (63) “PJM OATT” or “PJM Tariff” means the Open Access Transmission Tariff of PJM or the successor, superceding or amended versions of the Open Access Transmission Tariff that may take effect from time to time.
     (64) “PJM Operating Agreement” means the Operating Agreement of PJM or the successor, superceding or amended versions of the Operating Agreement that may take effect from time to time.
     (65) “PJM RAA” means the PJM Reliability Assurance Agreement or any successor, superceding or amended versions of the PJM Reliability Assurance Agreement that may take effect from time to time.
     (66) “PJM West RAA” means the PJM West Reliability Assurance Agreement or the successor, superceding or amended versions of the PJM West Reliability Assurance Agreement that may take effect from time to time.
     (67) “Power Purchase Agreements” means, collectively, (a) that certain 2009 Full Requirements Service Agreement, dated December 19, 2008, by and between Allegheny Energy Supply Company, LLC and Seller d/b/a Allegheny Power, (b) that certain 2009 Full Requirements Service Agreement, dated December 19, 2008, by and between Conectiv Energy Supply, Inc. and Seller d/b/a Allegheny Power, and (c) that certain 2009 Full Requirements Service Agreement, dated December 19, 2008, by and between PPL Energyplus LLC and Seller d/b/a Allegheny Power.
     (68) “Regulatory Assets” means Seller’s regulatory assets related to the VA Distribution Business in the Transferred Territory as set forth on Schedule 2.1(u).
     (69) “Regulatory Liabilities” means Seller’s regulatory liabilities related to the VA Distribution Business in the Transferred Territory as set forth on Schedule 2.1(u).
     (70) “Related Agreements” means the Transition Services Agreement, the Communication Facilities Agreement, Shared Facilities Agreement, the Interchange Agreement, the TrAIL Agreement, the PPA Assignment and Assumption Agreement (if required), an agreement contemplated by Section 7.24, the special warranty deeds duly executed and in recordable form conveying the Owned Real Property, the Assignment and Assumption Agreement, the FIRPTA Affidavit, the bill of sale, and any other instruments of sale, transfer, conveyance, assignment, or assumption as Buyer may reasonably request.
     (71) “Release” means any releasing, spilling, leaking, discharging, depositing, disposing, pumping, pouring, emitting, emptying, injecting, leaching, abandoning, dumping or migrating.

Exhibit A-8

     (72) “Remediation” means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances, including the following activities: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Entity necessary to conduct any such activity; (c) preparing and implementing any plans or studies, and making all relevant filings with and submissions to the relevant Governmental Entities for any such activity; (d) the use, implementation, application, installation, operation or maintenance of removal actions, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils, systems for long term treatment of surface water or groundwater, engineering controls or institutional controls; and (e) any other activities required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances.
     (73) “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.
     (74) “Sales Taxes” means sales, use, value added, excise and other similar Taxes applicable to the transfer of personal property, if any, that may be imposed upon, or payable, collectible or incurred in connection with or as a result of the transfer of the Acquired Assets or Transferred Business to Buyer.
     (75) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     (76) “Seller’s Knowledge” or “Knowledge of Seller” means (i) the actual knowledge of those individuals listed on Schedule A(76) and (ii) the knowledge that such individuals could be expected to become aware of upon due inquiry.
     (77) “Seller’s Representatives” means Seller’s accountants, employees, counsel, financial advisors and other authorized representatives.
     (78) “Seller’s Separation Allowance Plan” means the Allegheny Energy Service Corporation Separation Allowance Plans for Employees, effective April 19, 2004, as amended from time to time.
     (79) “Seller’s Shared Equipment” means (i) all remote terminals, batteries, battery chargers and other similar equipment, protection system equipment (such as PTs, CTs, CVT, relay control circuitry), relays cabling and similar equipment, telephone circuits necessary to communicate to and from Seller’s network, to the extent all these assets are located on Shared Locations, and (ii) all positrons, annuciators, substation telephones or other similar equipment located at those substations on the Excluded Real Property.
     (80) “Site” means the parcels of land included in the Owned Real Property and Transferred Easements. Any reference to a Site shall include the surface and subsurface elements, including the soil, surface water and groundwater present at the Site.

Exhibit A-9

     (81) “Straddle Period” means any taxable period that begins prior to Effective Time and ends after the Effective Time.
     (82) “Subsidiary” when used in reference to any Person, means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors, or other Persons performing similar functions, of such entity are owned directly or indirectly by such Person.
     (83) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including Income Taxes, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
     (84) “Tax Return” means any return, report, information return, declaration, certificate, or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes.
     (85) “Transfer Taxes” shall mean all applicable real estate transfer, stamp, conveyance and other similar Taxes related to the transfer of real property that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Acquired Assets or Transferred Business to Buyer.
     (86) “Transferable Permits” means those Seller’s Permits which relate primarily to the VA Distribution Business in the Transferred Territory (and all applications relating thereto) which are transferable under applicable Laws by Seller to Buyer (with or without a filing with, notice to, consent of or approval of any Governmental Authority).
     (87) “Transferring Employee Records” means copies of all official personnel files related to the Transferring Employees to the extent such files pertain to (i) skill and development training, (ii) seniority histories, (iii) current salary and benefit information, (iv) Occupational, Safety and Health Administration reports, and (v) safety violations entered in the discipline database.
     (88) “Transition Services Agreement” means a Transition Services Agreement to be mutually agreed upon between Buyer and Seller and executed at Closing relating to Seller’s provision of specified services to Buyer following the Closing.
     (89) “Transmission Facilities” means those electric transmission facilities owned by Seller including transmission poles, wires and installed equipment (overhead and underground) and lines capable of being energized at 100 kilovolts or more.
     (90) “Unbilled Revenue” means all accrued but unbilled revenue and customer accounts, as of the applicable date, of the VA Distribution Business in the Transferred Territory determined in accordance with GAAP consistently applied, except without deduction or reserve relating to collectability, bad debts or similar adjustments.
     (91) “Virginia Commission” means the Virginia State Corporation Commission.

Exhibit A-10

     (92) “Virginia Settlement” means that certain Order and Application of Seller D/B/A Allegheny Power, dated November 18, 2008, for an increase in its Electric Rates Pursuant to Virginia Code Sections 56-249 and 56-582 and, Alternatively, Request to Modify Memorandum of Understanding and Order in Case No. PUE-2000-00280, Case No. PUE-2008-00033, before the Virginia Commission.
     (93) “WARN Act” means the Federal Worker Adjustment Retraining and Notification Act of 1988.
     (94) “Wholesale Power Contract” means the Second Amended and Restated Wholesale Power Contract, dated as of January 1, 2009, between ODEC and Buyer.
     Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
2008 Statement	5.5(a)
Acquired Assets	2.1
Acquired Intellectual Property	2.1(o)
Agreement	Preamble
Allegheny	5.9
Allocation	3.3
Applicable Rate	3.2(d)
Assumed Obligations	2.3
Bankruptcy and Equity Exception	5.2
Benefit Arrangement	5.13(b)
Benefit Plans	5.13(a)
Benefits Continuation Period	7.8(b)
Buyer	Preamble
Buyer Benefit Plans	7.8(c)
Buyer Indemnified Parties	9.2(a)
Buyer Required Regulatory Approvals	6.3(b)
Buyer’s Shared Equipment	2.1(c)
Closing	4.1
Closing Date	4.1
Closing Payment	3.1(b)
Closing Statement	3.2(a)
Closing Statement Review Period	3.2(b)
Commercial Arbitration Rules	11.13(c)
Communication Facilities Agreement	7.14(b)
De Minimis Loss	9.2(a)
Direct Claim	9.3(c)
Disclosure Schedules	11.9
DOJ	7.3(c)
Effective Time	4.1
Eligible Employees	7.8(a)
Entitled Party	7.4(b)

Exhibit A-11

Term	Section
Equipment Leases	2.1(h)
Estimated NBV	3.1(b)
Excluded Assets	2.2
Excluded Easements	2.2(b)
Excluded Real Property	2.2(a)
Excluded Tangible Personal Property	2.2(k)
Final NBV	3.2(c)
Financial Statements	5.4(a)
FTC	7.3(c)
Hire Date	7.8(b)
Indemnifiable Loss	9.2(a)
Indemnifying Party	9.2(d)
Indemnitee	9.2(c)
Independent Accounting Firm Closing Statement	3.2(b)
Determination
Independent Accounting Firm Partner	3.2(b)
Initial 2008 Statement	5.5(a)
Interchange Agreement	7.22
Leave Employees	7.8(a)
ODEC	Recitals
Owned Real Property	2.1(a)
Post-Closing Allocation	3.3
PPA Assignment and Assumpyion Agreement	7.23
Prior Welfare Plans	7.8(b)
Purchase Price Certificate	3.1(b)
REC	Recitals
Receiving Party	7.4(b)
Regulatory Undertakings	7.3(e)
Replacement Welfare Plans	7.8(b)
Retained Intellectual Property	2.2(j)
Retained Obligations	2.4
Seller	Preamble
Seller Indemnified Parties	9.2(b)
Seller Lease Buy-Out	2.5
Seller Required Regulatory Approvals	5.3(b)
Seller Third-Party Consents	5.3(a)
Shared Contracts	2.2(f)
Shared Facilities	7.12(c)
Shared Facilities Agreement	7.12(c)
Shared Location	2.1(c)
Sister Business	Recitals
Sister Purchase Agreement	Recitals
Tangible Personal Property	2.1(g)
Tax Audit	7.7(e)(i)
Termination Date	10.1(b)

Exhibit A-12

Term	Section
Third Party Claim	9.3(a)
TrAIL Project Lines	7.16(b)
TrAIL Agreement	7.16(b)
Transferred Business	Recitals
Transferred Contracts	2.1(i)
Transferred Easements	2.1(b)
Transferred Territory	Recitals
Transferring Employees	7.8(a)
VA Distribution Business	Recitals
WARN Notice Requirements	7.8(h)
PRINCIPLES OF CONSTRUCTION
     In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:
     (1) references to this Agreement shall include a reference to all exhibits and schedules hereto;
     (2) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;
     (3) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;
     (4) a reference to any Person shall include such Person’s predecessors;
     (5) except as otherwise expressly provided, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;
     (6) no consideration shall be given to the table of contents and captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
     (7) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (8) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;
     (9) “or” is not exclusive;

Exhibit A-13

     (10) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;
     (11) the plural shall be deemed to include the singular and vice versa;
     (12) references to any agreement, document or instrument will be construed at a particular time to refer to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced as of such time;
     (13) references to any tariff, rate, or order of any Governmental Authority will mean such tariff, rate or order, as the same may be amended, modified, supplemented or restated and be in effect from time to time;
     (14) if any action or obligation is required to be taken or performed on any day which is not a Business Day, such action or obligation must be performed on the next succeeding Business Day;
     (15) references to an applicable Law will mean a reference to such applicable Law as the same may be amended, modified, supplemented or restated and be in effect from time to time; and
     (16) unless otherwise expressly provided, the conveyance of any real property interest herein is intended to include any of the conveying party’s associated air, oil, gas, mineral or water rights relating to such property; provided, that no representation is made herein regarding the sufficiency of such rights for any particular purpose.

Exhibit A-14